Exhibit 10.1

FORM OF

SEPARATION AGREEMENT

by and between

ASHLAND GLOBAL HOLDINGS INC.

and

VALVOLINE INC.

Dated as of [DATE], 2016

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions

SECTION 1.01.	Definitions	2

ARTICLE II

The Separation

SECTION 2.01.	Transfer of Assets and Assumption of Liabilities	22
SECTION 2.02.	Certain Matters Governed Exclusively by Ancillary Agreements	24
SECTION 2.03.	Termination of Intercompany Agreements and Intercompany Accounts	25
SECTION 2.04.	Shared Contracts	26
SECTION 2.05.	Disclaimer of Representations and Warranties	26
SECTION 2.06.	Conveyancing and Assumption Instruments	27

ARTICLE III

Credit Support

SECTION 3.01.	Replacement of Credit Support	27

ARTICLE IV

Actions Pending the Separation

SECTION 4.01.	Actions Prior to the Separation	28
SECTION 4.02.	Conditions Precedent to Consummation of the Separation	29
SECTION 4.03.	Separation Date	30
SECTION 4.04.	Sole Discretion of Ashland Global	30

ARTICLE V

The IPO; Distribution

SECTION 5.01.	The Initial Public Offering	30
SECTION 5.02.	The Distribution or Other Disposition	30

ii

Schedule I	-	Ashland Global Retained Assets
Schedule II	-	Ashland Global Retained Liabilities
Schedule III	-	Valvoline Equity Interests
Schedule IV	-	Valvoline Assets
Schedule V	-	Valvoline Liabilities
Schedule VI	-	Shared Contracts
Schedule VII	-	Fees and Expenses
Schedule VIII	-	Intercompany Agreements and Intercompany Accounts
Schedule IX	-	Valvoline Environmental Liabilities

Exhibit A		Form of Registration Rights Agreement
Exhibit B		Restructuring Step Plan

iii

SEPARATION AGREEMENT dated as of [DATE], 2016, by and between ASHLAND GLOBAL HOLDINGS INC., a Delaware corporation (“Ashland Global”) and parent of Ashland LLC , and VALVOLINE INC., a Kentucky corporation (“Valvoline”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

R E C I T A L S

WHEREAS Ashland LLC, a Kentucky limited liability company (“Ashland LLC”), which prior to the effectiveness of this Agreement existed as a Kentucky corporation under the name “Ashland Inc.”, acting through itself and its direct and indirect Subsidiaries, currently conducts the Ashland Global Business and the Valvoline Business;

WHEREAS the board of directors of Ashland Inc. (as predecessor to Ashland LLC) determined to separate Ashland LLC into two independent, publicly traded companies: (a) Ashland Global, which following the Separation will own and conduct, directly and indirectly, the Ashland Global Business, and (b) Valvoline, which following the Separation will own and conduct, directly and indirectly, the Valvoline Business;

WHEREAS in connection with the Separation, Ashland LLC has become a wholly owned subsidiary of Ashland Global and, prior to the conversion to a limited liability company, the shareholders of Ashland Inc. have received shares of Ashland Global Common Stock in exchange for their Ashland Inc. shares;

WHEREAS the board of directors of Ashland Global has determined in connection with the Separation, on the terms contemplated hereby, to cause Valvoline to offer and sell for its own account in the Initial Public Offering a limited number of shares of Valvoline Common Stock;

WHEREAS after the Initial Public Offering, (i) Ashland Global may transfer shares of Valvoline Common Stock to stockholders of Ashland Global by means of one or more distributions by Ashland Global to its stockholders of shares of Valvoline Common Stock, one or more offers to stockholders of Ashland Global to exchange their Ashland Global Common Stock for shares of Valvoline Common Stock, or any combination thereof (the “Distribution”) or (ii) alternatively, Ashland Global may effect a disposition of its Valvoline Common Stock pursuant to one or more public or private offerings or other similar transactions (“Other Disposition”) or Ashland Global (or other permitted transferees) may continue to hold its interest in shares of Valvoline Common Stock;

WHEREAS this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations;

WHEREAS for U.S. federal income tax purposes, the Distribution, if effected, is intended to qualify as a tax-free distribution under Section 355 of the Code; and

WHEREAS it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Initial Public Offering and certain other agreements that will govern certain matters relating to the Separation, the Initial Public Offering and the Distribution or the Other Disposition, as applicable, and the relationship of Ashland Global, Valvoline and their respective Subsidiaries following the Separation.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any Federal, state, local, foreign or international arbitration or mediation tribunal.

“Additional Pre-IPO Restructuring Transactions” means all of the transactions described in the Step Plan that occur after the Internal Transactions (defined below) but prior to the Initial Public Offering.

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise; provided, however, that (i) Valvoline and the other members of the Valvoline Group shall not be considered Affiliates of Ashland Global or any of the other members of the Ashland Global Group and (ii) Ashland Global and the other members of the Ashland Global Group shall not be considered Affiliates of Valvoline or any of the other members of the Valvoline Group.

“Agreement” means this Separation Agreement, including the Schedules hereto.

“Ancillary Agreements” means the TSA, the RTSA, the TMA, the EMA, the IPA, the SERLA and any Conveyancing and Assumption Instruments executed in connection with the implementation of the transactions contemplated by this Agreement.

“Asbestos Liability” means any Ashland Global Asbestos Legacy Liability, any Ashland Global Asbestos Liability or any Valvoline Asbestos Liability.

“Ashland Corporate Employee” means any employee who (a) was not, at any time during the period between August 1, 2016 and the Separation Date, an employee of the Valvoline Group or expected to become an employee of the Valvoline Group in connection with the Initial Public Offering, (b) was not, at the time of the events or circumstances giving rise to the applicable Legacy Claim, a former employee who provided substantially all of his or her services to the Valvoline Business or any terminated, divested or discontinued businesses or operations of the Valvoline Business and (c) does not, or did not at the time of the events or circumstances giving rise to the applicable Legacy Claim, provide substantially all of his or her services to the Ashland Specialty Ingredients business, the Ashland Performance Materials business or any terminated, divested or discontinued businesses or operations of such businesses.

“Ashland Global” has the meaning set forth in the preamble.

“Ashland Global Asbestos Liability” means any Liability to the extent, and only to the extent, such Liability arises from or relates to the actual or alleged (a) exposure of any person to any asbestos actually or allegedly contained in or comprising any product, merchandise, manufactured good, part, component or other item manufactured, produced, sold, distributed, conveyed or placed in the stream of commerce, in each case, after the Separation Date by any member of the Ashland Global Group or in connection with any businesses or operations of the Ashland Global Business, or (b) exposure of any person, after the Separation Date, to asbestos actually or allegedly contained in or comprising any building material, equipment or other asset, facility or real property then owned, leased or operated by any member of the Ashland Global Group or in connection with any businesses or operations of the Ashland Global Business.

“Ashland Global Asbestos Legacy Liability” means any Liability to the extent, and only to the extent, such Liability arises from or relates to the actual or alleged (a) exposure of any person to any asbestos actually or allegedly contained in or comprising any product, merchandise, manufactured good, part, component or other item manufactured, produced, sold, distributed, conveyed or placed in the stream of commerce, in each case, prior to or on the Separation Date (i) by any member of either the Ashland Global Group or the Valvoline Group (or by any of their respective predecessors in interest, including Ashland LLC or any Person that was a Subsidiary of Ashland LLC before giving effect to the Separation) or (ii) in connection with any existing, terminated, divested or discontinued businesses or operations of the Ashland Global Business or the Valvoline Business, or (b) exposure of any person, prior to or on the Separation Date, to asbestos actually or allegedly contained in or comprising any building material, equipment or other asset, facility or real property then owned, leased or operated (i) by any member of either the Ashland Global Group or the Valvoline Group (or by any of their respective predecessors in interest, including Ashland LLC or any Person that was a Subsidiary of Ashland LLC before giving effect to the Separation) or (ii) in connection with any existing, terminated, divested or discontinued businesses or operations of the Ashland Global Business or the Valvoline Business, except in each of (a) and (b), to the extent any such Liability is subject to, or is barred or covered by, workers’ compensation, disability or other insurance providing medical care and/or compensation to injured workers, which Liability shall be deemed a Legacy Claim.

“Ashland Global Assets” means (i) all Assets of the Ashland Global Group, (ii) the Ashland Global Retained Assets, (iii) any Assets held by a member of the Valvoline Group determined by Ashland Global, in good faith, to be primarily related to or used primarily in connection with the business or operations of the Ashland Global Business, (iv) all interests in the capital stock, or other equity interests in, the members of the Ashland Global Group (other than Ashland Global) and (v) the rights related to the Ashland Global Portion of any Shared

Contract. Notwithstanding the foregoing, the Ashland Global Assets shall not include (a) any Assets governed by the TMA, (b) the Valvoline Assets and (c) any Assets required by Valvoline to perform its obligations under the RTSA.

“Ashland Global Business” means the business and operations conducted by Ashland Global and its Subsidiaries other than the Valvoline Business.

“Ashland Global Common Stock” means the common stock, $0.01 par value per share, of Ashland Global.

“Ashland Global Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“Ashland Global Disclosure Sections” means all material set forth in, or incorporated by reference into, the IPO Registration Statement or the Valvoline Offering Memorandum to the extent relating exclusively to (i) the Ashland Global Group, (ii) the Ashland Global Business, (iii) Ashland Global’s intentions with respect to any Distribution, or (iv) the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution.

“Ashland Global Environmental Liabilities” means, without duplication, the following Environmental Liabilities:

(a) all Environmental Liabilities, known or unknown, and whether arising or relating to events, conduct or conditions occurring prior to, on or after the Separation Date, to the extent such Liability arises from or relates to:

(i) the Ashland Global Assets;

(ii) the operation or conduct of the Ashland Global Business (or any other business conducted by Ashland Global or any other member of the Ashland Global Group at any time after the Separation) or any member of the Ashland Global Group (or any of their respective predecessors in interest);

(iii) any Asset that was formerly owned, leased or operated in connection with the Ashland Global Business or by any member of the Ashland Global Group (or any of their respective predecessors in interest);

(iv) the operation or conduct of any business or operation that was discontinued, divested or terminated (in whole or in part) from or in connection with the Ashland Global Business or by any member of the Ashland Global Group (or any of their respective predecessors in interest); or

(v) any Release of Hazardous Material, including any off-site migration of any Hazardous Material prior to, on or after the Separation Date, at, under, to or from any Off-Site Location, to the extent such Liability arises from or relates to the operation or conduct of the Ashland Global Business or to any member of the Ashland Global Group

(or any of their respective predecessors in interest), and any Action or Third-Party Claim related thereto, whether or not a notice of potential responsibility, notice of claim or other communication has been received by any Person as of the Separation Date;

(b) Ashland Global’s proportionate share of any Shared Environmental Remediation Liabilities, as further set forth in the SERLA; and

(c) all Environmental Liabilities arising out of or relating to compliance with any property transfer laws applicable to any of the Ashland Global Assets as the result of or in connection with the Separation.

Notwithstanding the foregoing, for purposes of the definition of “Ashland Global Environmental Liabilities”, the terms “member of the Ashland Global Group” or “predecessor in interest” shall not include Ashland LLC (or any Person that was a Subsidiary of Ashland LLC before giving effect to the Separation) on behalf of, or in connection with, the ownership or operation of the Valvoline Business or any discontinued, divested or terminated businesses or operations of the Valvoline Business, the Valvoline Group or the Valvoline Entities. For the avoidance of doubt, “Ashland Global Environmental Liabilities” shall not include any “Valvoline Environmental Liabilities”.

“Ashland Global Group” means Ashland Global and each Person that will be a Subsidiary of Ashland Global after giving effect to the Separation, but excluding any member of the Valvoline Group and the Valvoline Entities.

“Ashland Global Indemnitees” has the meaning set forth in Section 6.02.

“Ashland Global IP” means the Intellectual Property included in the Ashland Global Assets.

“Ashland Global Insurance Policies” means any and all policies of insurance except D&O Insurance Policies, current or past, which are or at any time were maintained by or on behalf of or for the benefit or protection of Ashland Global (or its respective predecessors in interest, including Ashland LLC or any Person that was a Subsidiary of Ashland LLC before giving effect to the Separation) and its Subsidiaries, including, without limitation, property and liability insurance policies, but excluding the Valvoline Insurance Policies.

“Ashland Global Legacy Claims” means:

(a) all Legacy Claims associated with Ashland Inc.’s Specialty Ingredients business or Performance Materials business as such businesses were constituted as of August 1, 2016 or any time thereafter, wherever arising, including any Legacy Claim brought by any individual who provided substantially all of his or her services to either such business at the time of the events or circumstances giving rise to such Legacy Claim, but excluding any Legacy Claim brought by any Ashland Corporate Employee;

(b) all Legacy Claims asserted by any individual who was an Ashland Corporate Employee as of August 1, 2016 or at any time thereafter on or prior to the Separation Date, wherever arising;

(c) any Legacy Claims asserted in a jurisdiction outside of the United States by any individual who was an Ashland Corporate Employee at any time prior to, but not including, August 1, 2016;

(d) any Legacy Claims asserted in a jurisdiction outside of the United States and associated with any terminated, divested or discontinued businesses or operations of the Ashland Global Group (other than the Valvoline Business and any terminated, divested or discontinued businesses or operations of the Valvoline Business), including any Legacy Claim brought by any individual who provided substantially all of his or her services to any such business at the time of the events or circumstances giving rise to such Legacy Claim; or

(e) any Legacy Claims that are actively managed on the books of Ashmont Insurance Company, Inc. as of June 30, 2016.

“Ashland Global Liabilities” means, without duplication, the following Liabilities:

(a) all Liabilities of the Ashland Global Group;

(b) all Liabilities to the extent relating to, arising out of or resulting from:

(i) the operation or conduct of the Ashland Global Business as conducted at any time prior to the Separation (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the Ashland Global Business);

(ii) the operation or conduct of the Ashland Global Business or any other business conducted by Ashland Global or any other member of the Ashland Global Group at any time after the Separation (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(iii) any terminated, divested or discontinued businesses or operations of the Ashland Global Business (other than the Valvoline Business, the Valvoline Group, the Valvoline Entities and any terminated, divested or discontinued businesses or operations of the Valvoline Business); or

(iv) the Ashland Global Assets (other than the Capital Stock and other equity interests, direct or indirect, of any member of the Valvoline Group);

(c) the Ashland Global Retained Liabilities;

(d) any obligations related to the Ashland Global Portion of any Shared Contract;

(e) all Ashland Global Environmental Liabilities;

(f) all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (except the TMA) as Liabilities to be assumed or retained by, or allocated to, any member of the Ashland Global Group;

(g) all Ashland Global Asbestos Liabilities and Ashland Global Asbestos Legacy Liabilities;

(h) any Liabilities determined by Ashland Global, in good faith, to be primarily related to the business or operations of the Ashland Global Business (unless otherwise expressly provided in this Agreement); and

(i) all Ashland Global Legacy Claims.

Notwithstanding the foregoing, the Ashland Global Liabilities shall not include (x) any Liabilities governed by the TMA or (y) any Valvoline Liabilities.

“Ashland Global Portion” has the meaning set forth in Section 2.04.

“Ashland Global Retained Assets” means the Assets to be retained by the Ashland Global Group set forth on Schedule I.

“Ashland Global Retained Liabilities” means the Liabilities to be retained by the Ashland Global Group set forth on Schedule II.

“Ashland Global Tax Opinions” has the meaning set forth in the TMA.

“Ashland LLC” has the meaning set forth in the Recitals to this Agreement.

“Ashland LLC Contribution” has the meaning set forth in the Step Plan.

“Assets” means all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic recording or any other form;

(b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(d) all owned and leased real property, in each case, together with any right, title and interest in any buildings, structures, improvements, parking lots and fixtures thereon or appurtenant thereto, and all interests in real property of whatever nature, including rights of way, licenses and easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; all other investments in securities of any Person; and all rights as a partner, joint venturer or participant;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments and all rights arising thereunder;

(g) all deposits, letters of credit, performance bonds and other surety bonds;

(h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;

(i) all Intellectual Property;

(j) all websites, content, text, graphics, images, audio, video and other works of authorship, in each case to the extent not included in subsection (i) of this section;

(k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, subscriber, customer and vendor data, correspondence and lists, product literature and other advertising and promotional materials, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, server and traffic logs, quality records and reports and other books, records, studies, surveys, reports, plans, business records and documents, in each case to the extent not included in subsection (i) of this section;

(l) all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);

(m) all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all claims, causes in action, lawsuits, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(n) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(o) all Permits and all pending applications therefor;

(p) Cash, bank accounts, lock boxes and other deposit arrangements;

(q) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(r) all goodwill as a going concern and other intangible properties.

“Cash” means cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or otherwise.

“Cash Management Arrangements” shall mean all cash management arrangements pursuant to which Ashland Global or its Subsidiaries automatically or manually sweep cash from, or automatically or manually transfer cash to, accounts of Valvoline or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Consents” means any consents, waivers or approvals from, or notification or filing requirements to, any Person other than a member of either Group.

“Conveyancing and Assumption Instruments” shall mean, collectively, the various contracts and other documents heretofore entered into and to be entered into to effect the transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement and the Step Plan, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement in such form or forms as Ashland Global determines in good faith and are consistent with the requirements of Section 2.06.

“Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“Determination” has the meaning set forth in the TMA.

“Distribution” has the meaning set forth in the Recitals to this Agreement.

“Distribution Date” means the date of the Distribution or if no Distribution has occurred, the date that Ashland Global ceases to control (as defined in the definition of “Affiliate” herein) Valvoline.

“D&O Insurance Policies” has the meaning set forth in Section 8.02(a).

“EMA” means the Employee Matters Agreement dated as of the date of this Agreement by and among Ashland Global and Valvoline.

“Environmental Law” means any Law relating to (a) pollution, (b) protection or restoration of the environment, natural resources or threatened or endangered species or biota, (c) the generation, processing, blending, use, management, storage, handling, transport, distribution, recycling, treatment, disposal, remediation, Release or threatened Release of, or the classification, registration or control of, any pollutant or hazardous or toxic material, substance or waste, and all recordkeeping, notification, disclosure and reporting requirements relating thereto, (d) process safety management or risk management programs or (e) human health and safety (as such relates to exposure to any pollutant or hazardous or toxic material, substance or waste).

“Environmental Liability” means any Liability under Environmental Law, including fines, penalties, losses, costs, expenses and disbursements, that relates to, arises out of or results from:

(a) compliance or actual or alleged noncompliance with any Environmental Law, including any failure to obtain, maintain or comply with any Environmental Permit, and any costs and expenses (including but not limited to capital expenditures) required to address or resolve such compliance or noncompliance;

(b) the generation, processing, blending, use, management, storage, handling, transport, distribution, recycling, treatment or disposal of any Hazardous Material;

(c) Remedial Action at any location, including in connection with any actual or alleged natural resources damages associated with the presence, Release or threatened Release of any Hazardous Material;

(d) actual or alleged exposure of any person to any Hazardous Material; provided that to the extent such Liability relates to, arises out of or results from exposure occurring prior to or on the Separation Date, or after the Separation Date but prior to or on the Trigger Date, and is subject to, or is barred or covered by, workers’ compensation, disability or other insurance providing medical care and/or compensation to injured workers, such Liability shall be (i) if the exposure occurred prior to or on the Separation Date, deemed a Legacy Claim or (ii) if the exposure occurred after the Separation Date but prior to or on the Trigger Date, governed by the EMA; and

(e) any Action or Third-Party Claim arising out of or relating to any of the foregoing (including for property damages and damages associated with personal injury, medical monitoring or wrongful death); provided, however, that none of (a) – (e) in this definition of “Environmental Liability” shall include any Asbestos Liability or, except as specifically provided in (d), any Legacy Claim.

“Environmental Permit” means any approval, concession, grant, franchise, license, permit, certificate, exemption, registration, waiver or other authorization granted, issued or accepted by any Governmental Authority in connection with the operation or conduct of the business and required under Environmental Law.

“Exchange” means the New York Stock Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“First Post-Distribution Report” has the meaning set forth in Section 12.07.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any Consents to be obtained from, any Governmental Authority.

“Governmental Authority” means any Federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Group” means either the Ashland Global Group or the Valvoline Group, as the context requires.

“Hazardous Material” means any material, substance or waste that, in relevant form, quantity or concentration or based on its characteristics, is listed, defined or regulated as hazardous or toxic or as a pollutant or environmental contaminant (or words of similar import) pursuant to any Environmental Law, including any petroleum or petroleum products, constituents, by-products or derivatives (including crude oil, used oil and waste oil), asbestos or asbestos-containing materials, polychlorinated biphenyls or radioactive materials (including NORM).

“Indemnifying Party” has the meaning set forth in Section 6.04(a).

“Indemnitee” has the meaning set forth in Section 6.04(a).

“Indemnity Payment” has the meaning set forth in Section 6.04(a).

“Information” means information, whether or not patentable, copyrightable or protectable as a trade secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, processes, formulae, techniques, technical data, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, Software, pricing and cost information, business and marketing plans and proposals, customer and supplier names and lists, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product) and other technical, financial, employee or business information or data, documents, correspondence, materials and files.

“Initial Public Offering” means the initial public offering of the Valvoline Common Stock.

“Insurance Proceeds” means those monies:

(a) received by an insured (or its successor-in-interest) from an insurance carrier;

(b) paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c) received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments), net of any costs or expenses incurred in the collection thereof and net of any taxes resulting from the receipt thereof.

“Intellectual Property” means any and all intellectual property rights existing anywhere in the world associated with all (a) patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, covered business method reviews, substitutions and extensions thereof), patent registrations and applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, logos, slogans, trade dress or other source identifiers, including any registration or any application for registration therefor, together with all goodwill associated therewith (the elements of this subsection (b), collectively, “Trademark Assets”), (c) copyrights, moral rights, works of authorship (whether or not copyrightable, including all translations, adaptations, derivations and combinations thereof), mask works, designs and database rights, including, in each case, any registrations and applications for registration therefor, (d) Internet domain names, including top level domain names and global top level domain names, URLs, user names, social media identifiers, handles and tags, (e) Software, (f) Trade Secrets and other confidential Information, (g) all tangible embodiments of the foregoing in whatever form or medium, (h) licenses from third parties granting the right to use any of the foregoing and (i) any other legal protections and rights related to any of the foregoing.

“Intercompany Accounts” has the meaning set forth in Section 2.03(a).

“Intercompany Agreements” has the meaning set forth in Section 2.03(a).

“Internal Transactions” means all of the transactions described in the Step Plan through the Ashland Conversion (as defined in the Step Plan).

“IPA” means the Intellectual Property Agreement dated as of August 1, 2016, by and between Ashland Licensing and Intellectual Property LLC and Valvoline Licensing and Intellectual Property LLC.

“IPO Registration Statement” means the registration statement on Form S-1 filed under the Securities Act (No. 333-211720) pursuant to which the offering of Valvoline Common Stock to be sold by Valvoline in the Initial Public Offering will be registered, as amended from time to time.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, directive, requirement or other governmental restriction or any similar binding and enforceable form of decision of, or determination by, or agreement with, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Legacy Claims” means any claims, Action or other Liability, whether known or unknown, arising on or prior to the Separation Date, to the extent arising out of or otherwise relating to (a) work-related injury or illness (including workers’ compensation claims, disability or other insurance providing medical care and/or compensation to injured workers), (b) property damages and damages associated with personal injury, medical monitoring or wrongful death in connection with the operation of a vehicle, (c) actual or potential employee-related Liabilities (except as otherwise provided in the Employee Matters Agreement), (d) property damages and damages associated with personal injury, medical monitoring or wrongful death in connection with the operation or conduct of any business or (e) property damages and damages associated with personal injury, medical monitoring or wrongful death in connection with the manufacture, production, sale, distribution, conveyance or placement in the stream of commerce or any products or inventory. “Legacy Claims” excludes all (i) Ashland Global Asbestos Legacy Liabilities, except to the extent any such Liability is subject to, or is barred or covered by, workers’ compensation, disability or other insurance providing medical care and/or compensation to injured workers, and (ii) all Environmental Liabilities, except as specifically provided in subsection (d) of that definition.

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include attorneys’ and consultants’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence (including costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions).

“Litigation Condition” has the meaning set forth in Section 6.05(b).

“Off-Site Location” means any real property or facility to which Hazardous Materials were sent by or on behalf of any member of either Group (or any of their respective predecessors in interest) or the Valvoline Entities for disposal, treatment, reclamation or recycling in connection with the operation of their respective businesses.

“Other Disposition” has the meaning set forth in the Recitals to this Agreement.

“Party” means either party hereto, and “Parties” means both parties hereto.

“Permit” means any approval, concession, grant, franchise, license, permit, certificate, exemption, registration, waiver or other authorization granted or issued by any Governmental Authority to conduct the business as of the Separation Date.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Prospectus” means the prospectus or prospectuses included in any of the Registration Statements, as amended or supplemented by any prospectus supplement and by all other amendments and supplements to any such prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Registration Rights Agreement” means the Registration Rights Agreement in substantially the form attached hereto as Exhibit A, to be entered into by and between Ashland Global and Valvoline.

“Registration Statements” means the IPO Registration Statement and any registration statement in connection with the Distribution or Other Disposition, including in each case the Prospectus related thereto, amendments and supplements to any such Registration Statement and/or Prospectus, including post-effective amendments, all exhibits thereto and all materials incorporated by reference in any such Registration Statement or Prospectus.

“Regulations” has the meaning set forth in the TMA.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, pumping, placing, discarding, abandoning, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or any building, structure, facility, fixture or equipment.

“Released Insurance Matters” has the meaning set forth in Section 8.01(i).

“Remedial Action” means any investigation, assessment, response, removal, remediation, or any treatment, containment, or corrective or monitoring action or activity, related to the presence or Release of any Hazardous Material, including any action or activity to prevent or minimize a Release or threatened Release of any Hazardous Material in order to avoid any endangerment or threat of endangerment to public health and welfare or the environment.

“Representation Letters” has the meaning set forth in the TMA.

“Retained Information” has the meaning set forth in Section 7.04.

“RTSA” means the Reverse Transition Services Agreement dated as of the date of this Agreement between Ashland Global and Valvoline.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“SERLA” means the Shared Environmental Remediation Liabilities Agreement dated as of the date of this Agreement by and between Ashland Global and Valvoline.

“Separation” means (a) the Internal Transactions, (b) the Additional Pre-IPO Restructuring Transactions, (c) any actions to be taken pursuant to Article II and (d) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or in any Ancillary Agreement.

“Separation Date” has the meaning set forth in Section 4.03.

“Shared Contract” means any contract or agreement of any member of either Group that relates in any material respect to both the Valvoline Business and the Ashland Global Business, including the contracts and agreements set forth on Schedule VI; provided that the Parties may, by mutual written consent, elect to include in, or exclude from, this definition any contract or agreement.

“Shared Environmental Remediation Liability” means any Liability, including fines, penalties, losses, costs, expenses and disbursements, that relates to or arises out of Environmental Law (a) for performing or funding the costs of Remedial Action at any location, including in connection with any actual or alleged natural resources damages associated with the presence, Release or threatened Release of any Hazardous Material, as well as any Action or Third-Party Claim relating to or arising out of any of the foregoing, and (b) is alleged by any Person (including any member of either Group or any Valvoline Entity) to be attributable in part, on the one hand, to any member of the Ashland Global Group or to the Ashland Global Business and in part, on the other hand, to any member of the Valvoline Group, the Valvoline Business or the Valvoline Entities, in each case, whether known or unknown and regardless of when such Liability arises or is identified (including, for the avoidance of doubt, any actual or contingent Liability known as of the Separation Date but only determined, in accordance with the provisions of this Agreement or the SERLA, after the Separation Date to be a Shared Environmental Remediation Liability); provided, however, that the definition of “Shared Environmental Remediation Liability” shall not include any Liability relating to or arising out of property damages, damages associated with personal injury, medical monitoring or wrongful death, or actual or alleged noncompliance with any Environmental Law or Environmental Permit. A list of Shared Environmental Remediation Liabilities known as of the date hereof, as well as the proportionate shares of each such Shared Environmental Remediation Liability that have been allocated as of the date hereof to any member of the Ashland Global Group and to any member of the Valvoline Group or the Valvoline Entities, is set forth on Exhibit A to the SERLA.

“Software” means any and all (a) computer programs and applications, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases, database rights and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (d) all documentation including user manuals and other training documentation relating to any of the foregoing and (e) all tangible embodiments of the foregoing in whatever form or medium now known or yet to be created, including all disks, diskettes and tapes.

“Step Plan” means the Restructuring Step Plan attached as Exhibit B.

“Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“taxes” has the meaning set forth in the TMA.

“Third-Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the Ashland Global Group or the Valvoline Group of any claim, or the commencement by any such Person of any Action, against any member of the Ashland Global Group or the Valvoline Group.

“Third-Party Proceeds” has the meaning set forth in Section 6.04(a).

“TMA” means the Tax Matters Agreement dated as of the date of this Agreement by and between Ashland Global and Valvoline.

“Trade Secrets” means trade secrets within the meaning of applicable law and any information that derives independent economic value, actual or potential, from not being generally known and is the subject of efforts to maintain its secrecy.

“Trigger Date” means, December 1, 2016.

“TSA” means the Transition Services Agreement dated as of the date of this Agreement between Ashland Global and Valvoline.

“Underwriters” means the managing underwriters for the Initial Public Offering.

“Underwriting Agreement” means the Underwriting Agreement to be entered into by and among Valvoline and the Underwriters in connection with the offering of Valvoline Common Stock by Valvoline in the Initial Public Offering.

“Valvoline” has the meaning set forth in the preamble.

“Valvoline Asbestos Liability” means any Liability to the extent, and only to the extent, such Liability arises from or relates to the actual or alleged (a) exposure of any person to any asbestos actually or allegedly contained in or comprising any product, merchandise, manufactured good, part, component or other item manufactured, produced, sold, distributed, conveyed or placed in the stream of commerce, in each case, after the Separation Date by any member of the Valvoline Group or the Valvoline Entities or in connection with any businesses or operations of the Valvoline Business, or (b) exposure of any person, after the Separation Date, to asbestos actually or allegedly contained in or comprising any building material, equipment or other asset, facility or real property then owned, leased or operated by any member of the Valvoline Group or the Valvoline Entities or in connection with any businesses or operations of the Valvoline Business; provided that in each of (a) and (b), to the extent any such Liability is subject to, or is barred or covered by, workers’ compensation, disability or other insurance providing medical care and/or compensation to injured workers, such Liability shall be, if the exposure occurred after the Separation Date but prior to or on the Trigger Date, governed by the EMA.

“Valvoline Assets” means, without duplication, the following Assets:

(a) all Assets held by the Valvoline Group;

(b) all interests in the capital stock of, or other equity interests in, the members of the Valvoline Group (other than Valvoline) and all other equity, partnership, membership, joint venture and similar interests set forth on Schedule III under the caption “Joint Ventures and Minority Investments”;

(c) all Assets reflected on the Valvoline Business Balance Sheet, and all Assets acquired after the date of the Valvoline Business Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the Valvoline Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the Valvoline Business Balance Sheet;

(d) the Assets listed or described on Schedule IV;

(e) the rights related to the Valvoline Portion of any Shared Contract;

(f) all other Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be assigned to or retained by, or allocated to, any member of the Valvoline Group; and

(g) all Assets held by a member of the Ashland Global Group that are determined by Ashland Global, in good faith, to be primarily related to or used or held for use primarily in connection with the business or operations of the Valvoline Business.

Notwithstanding the foregoing, the Valvoline Assets shall not include (i) any Ashland Global Retained Assets, (ii) any Assets governed by the TMA, (iii) the rights related to the Ashland Global Portion of Shared Contracts, (iv) any Assets determined by Ashland Global, in good faith, to arise primarily from the business or operations of the Ashland Global Business (unless otherwise expressly provided in this Agreement) and (v) Assets required by Ashland Global to perform its obligations under the TSA.

“Valvoline Bond Issuance” means the issuance by Valvoline Finco Two LLC of $375,000,000 aggregate principal amount of 5.5% senior notes due 2024.

“Valvoline Business” means the businesses and operations of Valvoline and its Subsidiaries as described in the IPO Registration Statement.

“Valvoline Business Balance Sheet” means the balance sheet of the Valvoline Business, including the notes thereto, as of June 30, 2016, included in the IPO Registration Statement.

“Valvoline Common Stock” means the common stock, $0.01 par value per share, of Valvoline.

“Valvoline Entities” means the entities, the equity, partnership, membership, joint venture or similar interests of which are set forth on Schedule III under the caption “Joint Ventures and Minority Investments”.

“Valvoline Environmental Liabilities” means, without duplication, the following Environmental Liabilities:

(a) all Environmental Liabilities, known or unknown, and whether arising or relating to events, conduct or conditions occurring prior to, on or after the Separation Date, to the extent such Liability arises from or relates to:

(i) the Valvoline Assets;

(ii) the operation or conduct of the Valvoline Business (or any other business conducted by Valvoline or any other member of the Valvoline Group or the Valvoline Entities at any time after the Separation) or any member of the Valvoline Group (or any of their respective predecessors in interest) or the Valvoline Entities;

(iii) any Asset that was formerly owned, leased or operated in connection with the Valvoline Business or by any member of the Valvoline Group (or any of their respective predecessors in interest) or the Valvoline Entities;

(iv) the operation or conduct of any business or operation that was discontinued, divested or terminated (in whole or in part) from or in connection with the Valvoline Business or by any member of the Valvoline Group (or any of their respective predecessors in interest) or the Valvoline Entities;

(v) any Release of Hazardous Material, including any off-site migration of any Hazardous Material prior to, on or after the Separation Date, at, under, to or from any Off-Site Location, to the extent such Liability arises from or relates to the operation or conduct of the Valvoline Business or to any member of the Valvoline Group (or any of their respective predecessors in interest) or the Valvoline Entities, and any Action or Third-Party Claim related thereto, whether or not a notice of potential responsibility, notice of claim or other communication has been received by any Person as of the Separation Date; or

(vi) any real property currently or formerly operated by any member of the Valvoline Group (or any of their respective predecessors in interest) or the Valvoline Entities as a Valvoline Instant Oil Change site or facility, notwithstanding the fact that any such real property may also have been operated as a Speedway Super America or Ashland Branded Materials site or facility, the Environmental Liabilities for which would, but for this subsection (vi), otherwise be considered Ashland Global Environmental Liabilities;

(b) Valvoline’s proportionate share of any Shared Environmental Remediation Liabilities, as further set forth in the SERLA; and

(c) all Environmental Liabilities arising out of or relating to compliance with any property transfer laws applicable to any of the Valvoline Assets as the result of or in connection with the Separation.

A list of currently known Valvoline Environmental Liabilities that fall within this subsection (a) of this definition of “Valvoline Environmental Liabilities” is set forth on Schedule IX;

Notwithstanding the foregoing, for purposes of the definition of “Valvoline Environmental Liabilities”, the terms “member of the Valvoline Group” or “predecessor in interest” shall include Ashland LLC (or any Person that was a Subsidiary of Ashland LLC before giving effect to the Separation) on behalf of, or in connection with, the ownership or operation of the Valvoline Business or any discontinued, divested or terminated businesses or operations of the Valvoline Business, the Valvoline Group or the Valvoline Entities.

“Valvoline Group” means (a) Valvoline, (b) the entities set forth on Schedule III under the caption “Subsidiaries”, and (c) each Person that becomes a Subsidiary of Valvoline after the Separation, including in each case any Person that is merged or consolidated with and into Valvoline or any Subsidiary of Valvoline.

“Valvoline Indemnitees” has the meaning set forth in Section 6.03.

“Valvoline IP” means the Intellectual Property included in the Valvoline Assets.

“Valvoline Insurance Policies” has the meaning set forth in Section 8.01(a).

“Valvoline Legacy Claims” means:

(a) all Legacy Claims associated with the Valvoline Business or any terminated, divested or discontinued businesses or operations of the Valvoline Business, wherever arising, including any Legacy Claim brought by any individual who provided substantially all of his or her services to any such business at the time of the events or circumstances giving rise to such Legacy Claim;

(b) all Legacy Claims asserted by any individual who was, at any time during the period between August 1, 2016 and the Separation Date, an employee of the Valvoline Group or any Valvoline Entity or expected to become an employee of the Valvoline Group or any Valvoline Entity in connection with the Initial Public Offering, wherever arising;

(c) any Legacy Claims asserted in any jurisdiction within the United States by any individual who was an Ashland Corporate Employee at any time prior to, but not including, August 1, 2016; or

(d) any Legacy Claims asserted in any jurisdiction within the United States and associated with any terminated, divested or discontinued businesses or operations of the Ashland Global Group (other than the Valvoline Business and any terminated, divested or discontinued businesses or operations of the Valvoline Business), including any Legacy Claim brought by any individual who provided substantially all of his or her services to any such business at the time of the events or circumstances giving rise to such Legacy Claim.

“Valvoline Liabilities” means, without duplication, the following Liabilities:

(a) all Liabilities of the Valvoline Group and the Valvoline Entities;

(b) all Liabilities to the extent relating to, arising out of or resulting from:

(i) the operation or conduct of the Valvoline Business as conducted at any time prior to the Separation (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the Valvoline Business);

(ii) the operation or conduct of the Valvoline Business or any other business conducted by Valvoline or any other member of the Valvoline Group at any time after the Separation (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(iii) any terminated, divested or discontinued businesses or operations of the Valvoline Group; or

(iv) the Valvoline Assets;

(c) all Liabilities reflected as liabilities or obligations on the Valvoline Business Balance Sheet, and all Liabilities arising or assumed after the date of the Valvoline Business Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the Valvoline Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Valvoline Business Balance Sheet;

(d) the Liabilities listed or described on Schedule V;

(e) the obligations related to the Valvoline Portion of any Shared Contract;

(f) all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (except the TMA) as Liabilities to be assumed or retained by, or allocated to, any member of the Valvoline Group;

(g) all Valvoline Environmental Liabilities;

(h) all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, (i) the IPO Registration Statement and any other documents filed with the Commission in connection with the Initial Public Offering or as contemplated by this Agreement or (ii) the Valvoline Offering Memorandum and any other documents delivered to the initial purchasers in connection with the Valvoline Bond Issuance, in each case other than with respect to the Ashland Global Disclosure Sections;

(i) all Valvoline Asbestos Liabilities; and

(j) all Valvoline Legacy Claims.

Notwithstanding the foregoing, the Valvoline Liabilities shall not include (i) any Ashland Global Retained Liabilities, (ii) any Liabilities governed by the TMA, (iii) any obligations related to the Ashland Global Portion of any Shared Contract, (iv) Ashland Global Asbestos Legacy Liabilities or (v) any Liabilities determined by Ashland Global, in good faith, to be primarily related to the business or operations of the Ashland Global Business (unless otherwise expressly provided in this Agreement).

“Valvoline Non-Voting Stock” means any class or series of Valvoline’s capital stock, and any warrant, option or right in such stock, other than Valvoline Voting Stock.

“Valvoline Offering Memorandum” means the offering memordam delivered to the initial purchasers in connection with the Valvoline Bond Issuance, together with any preliminary offering memoranda or supplemental or amended offering memoranda related to thereto.

“Valvoline Portion” has the meaning set forth in Section 2.04.

“Valvoline Voting Stock” means all classes of the then outstanding capital stock of Valvoline entitled to vote generally with respect to the election of directors.

ARTICLE II

The Separation

SECTION 2.01. Transfer of Assets and Assumption of Liabilities. (a) Prior to the Initial Public Offering, and subject to Section 2.01(d), the Parties shall cause, or shall have caused, the Internal Transactions to be completed.

(b) Subject to Section 2.01(d), prior to the Separation Date, the Parties shall, and shall cause their respective Group members to, execute such Conveyancing and Assumption Instruments and take such other corporate actions as are necessary to (i) transfer and convey to one or more members of the Valvoline Group all of the right, title and interest of the Ashland

Global Group in, to and under all Valvoline Assets not already owned by the Valvoline Group, (ii) transfer and convey to one or more members of the Ashland Global Group all of the right, title and interest of the Valvoline Group in, to and under all Ashland Global Assets not already owned by the Ashland Global Group, (iii) cause one or more members of the Valvoline Group to assume all of the Valvoline Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the Ashland Global Group and (iv) cause one or more members of the Ashland Global Group to assume all of the Ashland Global Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the Valvoline Group. In furtherance of the foregoing, the Parties shall use reasonable best efforts to obtain or submit any necessary Governmental Approvals or other Consents for the transfer, conveyance, acceptance or assumption (as applicable) of all Assets and Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed including, to the extent applicable, the substitution of Valvoline or a Person or Persons in the Valvoline Group for Ashland Global or a Person or Persons in the Ashland Global Group in connection with any order, decree, ruling, judgment, agreement or Action pending or in effect as of the Separation Date with respect to any Valvoline Liabilities or the substitution of Ashland Global or a Person or Persons in the Ashland Global Group for Valvoline or a Person or Persons in the Valvoline Group in connection with any order, decree, ruling, judgment, agreement or Action pending or in effect as of the Separation Date with respect to any Ashland Global Liabilities. Notwithstanding anything to the contrary, neither Party shall be required to transfer any Information except as required by Article VII.

(c) In the event that it is discovered any time after the Separation that there was an omission of (i) the transfer or conveyance by Valvoline (or a member of the Valvoline Group) or the acceptance or assumption by Ashland Global (or a member of the Ashland Global Group) of any Ashland Global Asset or Ashland Global Liability, as the case may be, (ii) the transfer or conveyance by Ashland Global (or a member of the Ashland Global Group) or the acceptance or assumption by Valvoline (or a member of the Valvoline Group) of any Valvoline Asset or Valvoline Liability, as the case may be, or (iii) the transfer or conveyance by one Party (or any other member of its Group) to, or the acceptance or assumption by, the other Party (or any other member of its Group) of any Asset or Liability, as the case may be, that, had the Parties given specific consideration to, or otherwise had accurate or complete knowledge regarding the use, nature or basis of, such Asset or Liability (including, for the avoidance of doubt, any Asbestos Liability, Legacy Claim or Environmental Liability) prior to the Separation, would have otherwise been so transferred, conveyed, accepted or assumed, as the case may be, pursuant to this Agreement or the Ancillary Agreements, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption of such Asset or Liability. The Party to whom or by whom the Asset or Liability is transferred or conveyed, or accepted or assumed, shall reimburse the other Party for any costs directly related to retaining or maintaining such Asset, or managing or defending such Liability, promptly after receiving a request therefor. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(c) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Ashland LLC Contribution, except as otherwise required by applicable Law or a Determination. The obligations of the Parties under this Section 2.01(c) shall terminate on the 25th anniversary of the Separation Date.

(d) In the event that it is discovered any time after the Separation that there was a transfer or conveyance (i) by Valvoline (or a member of the Valvoline Group) to, or the acceptance or assumption by, Ashland Global (or a member of the Ashland Global Group) of any Valvoline Asset or Valvoline Liability, as the case may be, or (ii) by Ashland Global (or a member of the Ashland Global Group) to, or the acceptance or assumption by, Valvoline (or a member of the Valvoline Group) of any Ashland Global Asset or Ashland Global Liability, as the case may be, the Parties shall use reasonable best efforts to promptly transfer or convey such Asset or Liability back to the transferring or conveying Party or to rescind any acceptance or assumption of such Asset or Liability, as the case may be. The Party to whom or by whom the Asset or Liability is transferred or conveyed, or accepted or assumed, shall reimburse the other Party for any costs directly related to retaining or maintaining such Asset, or managing or defending such Liability, promptly after receiving a request therefor. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.01(d) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law or a Determination. The obligations of the Parties under this Section 2.01(d) shall terminate on the 25th anniversary of the Separation Date.

(e) To the extent that any transfer or conveyance of any Asset or acceptance or assumption of any Liability required by this Agreement to be so transferred, conveyed, accepted or assumed shall not have been completed prior to the Separation, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption as promptly following the Separation as shall be practicable. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their terms or operation of Law cannot be so transferred, conveyed, accepted or assumed; provided, however, that the Parties shall use reasonable best efforts to obtain any necessary Governmental Approvals or other Consents for the transfer, conveyance, acceptance or assumption (as applicable) of all Assets and Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed. In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of and after the Separation, the Party retaining such Asset or Liability shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto, who shall reimburse the other Party for any costs directly related to retaining such Asset or Liability promptly after receiving a request therefor) and retain such Liability for the account, and at the expense, of the Party by whom such Liability should have been assumed or accepted pursuant to this Agreement, and take such other actions as may be required by Law, including the terms and conditions of any applicable order, decree, ruling judgment, agreement or Action pending or in effect as of the Separation Date with respect to such Asset or Liability, or otherwise reasonably requested by the Party to which such Asset should have been transferred or conveyed, or by whom such Liability should have been assumed or accepted, as the case may be, in order to place both Parties, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred, conveyed, accepted or assumed (as applicable) as contemplated by this Agreement, including possession, use, risk of loss, potential for gain and control over such Asset or Liability. As and when any such Asset or Liability becomes transferable, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption (as applicable). Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(e) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Ashland LLC Contribution, except as otherwise required by applicable Law or a Determination.

(f) The Party retaining any Asset or Liability due to the deferral of the transfer and conveyance of such Asset or the deferral of the acceptance and assumption of such Liability pursuant to this Section 2.01 or otherwise shall not be obligated by this Agreement, in connection with this Section 2.01, to expend any money or take any action that would require the expenditure of money unless and to the extent the Party entitled to such Asset or the Party intended to assume such Liability advances or agrees to reimburse it for the applicable expenditures.

SECTION 2.02. Certain Matters Governed Exclusively by Ancillary Agreements. Each of Ashland Global and Valvoline agrees on behalf of itself and the members of its Group that, except as explicitly provided in this Agreement or any Ancillary Agreement, (a) the TMA shall exclusively govern all matters relating to taxes between such parties (except to the extent that tax matters are expressly addressed in any other Ancillary Agreement), (b) the EMA shall exclusively govern the allocation of Assets and Liabilities related to employee and employee benefits-related matters, including (x) arrangements with certain non-employee service providers to the extent specified in Section 2.06 of the EMA and (y) the existing equity plans with respect to employees and former employees of members of both the Ashland Global Group and the Valvoline Group (it being understood that (i) any such Assets and Liabilities, as allocated pursuant to the EMA, shall constitute Valvoline Assets, Valvoline Liabilities, Ashland Global Assets or Ashland Global Liabilities, as applicable, hereunder and shall be subject to Article VI hereof and (ii) all matters arising on or prior to the Separation Date that relate to workers’ compensation and other claims alleging injury or illness as a result of employment shall be governed by this Agreement), (c) the TSA and RTSA shall exclusively govern all matters relating to the provision of certain services identified therein to be provided by each Party to the other on a transitional basis following the Separation, (d) the IPA shall exclusively govern all matters relating to the assignment, transfer and licensing of Intellectual Property and (e) the SERLA shall exclusively govern matters relating to the identification and allocation, as well as the defense, management, control, resolution and funding after the Separation Date, of Liabilities determined in accordance with the provisions of this Agreement and/or the SERLA to be Shared Environmental Remediation Liabilities (it being understood that any such Shared Environmental Remediation Liability subject to the SERLA shall nonetheless constitute a Valvoline Environmental Liability or a Ashland Global Environmental Liability, as applicable, hereunder and shall be subject to Article VI hereof except in the case of conflict between those provisions and the provisions of the SERLA).

SECTION 2.03. Termination of Intercompany Agreements and Intercompany Accounts. (a) Except as set forth in Section 2.03(c) or as otherwise provided by the steps constituting the Internal Transactions and the Additional Pre-IPO Restructuring Transactions, in furtherance of the releases and other provisions of Section 6.01, effective immediately prior to the Ashland LLC Contribution, Valvoline and each other member of the Valvoline Group, on the one hand, and Ashland Global and each other member of the Ashland Global Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments and understandings, oral or written (“Intercompany Agreements”), including all intercompany accounts payable or accounts receivable (“Intercompany Accounts”), between such parties and in effect or accrued as of the Ashland LLC Contribution. No such terminated Intercompany Agreement or Intercompany Account (including any provision thereof that purports to survive termination) shall be of any further force or effect after the date of the Ashland LLC Contribution. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.

(b) In connection with the termination of Intercompany Accounts described in Section 2.03(a), each of Ashland Global and Valvoline shall cause each Intercompany Account between a member of the Valvoline Group, on the one hand, and a member of the Ashland Global Group, on the other hand, outstanding as of the close of business on the business day immediately prior to the date of the Ashland LLC Contribution to be settled on a net basis (whether via a dividend, a capital contribution, a combination of the foregoing or as otherwise agreed), in each case prior to the close of business on the business day immediately prior to the date of the Ashland LLC Contribution. If after giving effect to such settlements and the Internal Transactions, the Additional Pre-IPO Restructuring Transactions and the Initial Public Offering, the net amount of Cash held by the Valvoline Group as of the time of the Separation would not equal $50,000,000, the foregoing settlement shall be adjusted, or Ashland Global and Valvoline shall otherwise agree on a method of Cash transfer on the Separation Date, such that the amount of Cash held by the Valvoline Group immediately following the Separation shall equal such amount.

(c) The provisions of Section 2.03(a) shall not apply to any of the following Intercompany Agreements or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other Intercompany Agreement or Intercompany Account expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group); (ii) any existing written Intercompany Agreement between a member of the Valvoline Group, on the one hand, and a member of the Ashland Global Group, on the other hand, that has been entered into in the ordinary course of business on an arm’s-length basis for the provision of services or other commercial arrangement, including outstanding operational intercompany trade receivables or payables incurred on such basis and (iii) any other Intercompany Agreements or Intercompany Accounts set forth on Schedule VIII.

(d) Each of Ashland Global and Valvoline shall, and shall cause their respective Subsidiaries to, take all necessary actions to remove each of Valvoline and Valvoline’s Subsidiaries from all Cash Management Arrangements to which it is a party, in each case prior to the close of business on the business day immediately prior to the Separation Date.

SECTION 2.04. Shared Contracts. The Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together (and, if necessary and desirable, to work with the third party to such Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) a member of the Valvoline Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the Valvoline Business (the “Valvoline Portion”), which rights shall be a Valvoline Asset and which obligations shall be a Valvoline Liability and (b) a member of the Ashland Global Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the Valvoline Business (the

“Ashland Global Portion”), which rights shall be a Ashland Global Asset and which obligations shall be a Ashland Global Liability. If the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify and/or replicate such Shared Contract prior to the Separation as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Group members to, cooperate in any lawful arrangement to provide that, following the Separation and until the earlier of five years after the Separation Date and such time as the formal division, partial assignment, modification and/or replication of such Shared Contract as contemplated by the previous sentence is effected, a member of the Valvoline Group shall receive the interest in the benefits and obligations of the Valvoline Portion under such Shared Contract and a member of the Ashland Global Group shall receive the interest in the benefits and obligations of the Ashland Global Portion under such Shared Contract.

SECTION 2.05. Disclaimer of Representations and Warranties. Each of Ashland Global (on behalf of itself and each other member of the Ashland Global Group) and Valvoline (on behalf of itself and each other member of the Valvoline Group) understands and agrees that, except as expressly set forth in this Agreement, any Ancillary Agreement or the Representation Letters, no Party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement is representing or warranting in any way as to any Assets or Liabilities transferred or assumed as contemplated hereby or thereby, as to the sufficiency of the Assets or Liabilities transferred or assumed hereby or thereby for the conduct and operations of the Valvoline Business or the Ashland Global Business, as applicable, as to any Governmental Approvals or other Consents required in connection therewith or in connection with any past transfers of the Assets or assumptions of the Liabilities, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets or Liabilities of such party, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein, any such Assets are being transferred on an “as is,” “where is” basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest, and (b) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of Laws or judgments are not complied with.

SECTION 2.06. Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the transfers of Assets and the acceptance and assumptions of Liabilities contemplated by this Agreement, the Parties shall execute and deliver to each other or cause to be executed and delivered, on or after the date hereof by the appropriate entities, any Conveyancing and Assumption Instruments necessary to evidence the valid and effective assumption by the applicable Party of its assumed Liabilities and the valid transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets for transfers and assumptions to be effected pursuant to New York Law or the Laws of one of the other states of the United States or, if not appropriate for a given transfer or assumption, pursuant to applicable non-U.S. Laws, in such form as Ashland Global determines in good faith and are not inconsistent with the express requirements of this Agreement, including the transfer of real property with deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. Except as determined by Ashland Global in good faith (such determination not to be inconsistent with the express requirements of this Agreement), the Conveyancing and Assumption Instruments shall not contain any representations or warranties or indemnities, shall not conflict with this Agreement and, to the extent that any provision of a Conveyancing and Assumption Instrument does conflict with any provision of this Agreement, this Agreement shall govern and control unless specifically stated otherwise in such Conveyancing and Assumption Instrument. The transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

ARTICLE III

Credit Support

SECTION 3.01. Replacement of Credit Support. (a) Valvoline shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Separation Date, the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances or credit support (“Credit Support Instruments”) provided by or through Ashland Global or any other member of the Ashland Global Group for the benefit of Valvoline or any other member of the Valvoline Group (“Ashland Global Credit Support Instruments”) with alternate arrangements that do not require any credit support from Ashland Global or any other member of the Ashland Global Group, and shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments written releases (which (i) in the case of a letter of credit or bank guarantee would be effective upon surrender of the original Ashland Global Credit Support Instrument to the originating bank and such bank’s confirmation to Ashland Global of cancelation thereof and (ii) shall expressly release any collateral in respect of such Credit Support Instrument) indicating that Ashland Global or such other member of the Ashland Global Group will, effective upon the consummation of the Separation, have no liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to Ashland Global.

(b) Ashland Global shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Separation Date, the replacement of all Credit Support Instruments provided by or through Valvoline or any other member of the Valvoline Group for the benefit of Ashland Global or any other member of the Ashland Global Group with alternate arrangements that do not require any credit support from Valvoline or any other member of the Valvoline Group, and shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments written releases (which (i) in the case of a letter of credit or bank guarantee would be effective upon surrender of the original Valvoline Credit Support Instrument to the originating bank and such bank’s confirmation to Valvoline of cancelation thereof and (ii) shall expressly release any collateral in respect of such Credit Support Instrument) indicating that Valvoline or such other member of the Valvoline Group will, effective upon the consummation of the Separation, have no liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to Valvoline.

(c) Ashland Global and Valvoline shall provide each other with written notice of the existence of all Credit Support Instruments within a reasonable period prior to the Separation.

ARTICLE IV

Actions Pending the Separation

SECTION 4.01. Actions Prior to the Separation. Subject to the conditions specified in Section 4.02 and subject to Section 4.04, Ashland Global and Valvoline shall use reasonable best efforts to consummate the Separation. Such efforts shall include taking the actions specified in this Section 4.01.

(a) Valvoline shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective the IPO Registration Statement and any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(b) Ashland Global and Valvoline shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Initial Public Offering.

(c) Valvoline shall prepare and file, and shall use reasonable best efforts to have approved prior to the Initial Public Offering, an application for the listing of the Valvoline Common Stock to be offered and sold in the Initial Public Offering on the Exchange.

(d) Prior to the Separation, Ashland Global shall have duly elected the individuals listed as members of the Valvoline board of directors in the IPO Registration Statement, and such individuals shall be the members of the Valvoline board of directors effective as of immediately after the Separation.

(e) Immediately prior to the Separation, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of Valvoline, each in substantially the form filed as an exhibit to the IPO Registration Statement, shall be in effect.

(f) Ashland Global and Valvoline shall, subject to Section 4.04, take all reasonable steps necessary and appropriate to complete the Additional Pre-IPO Restructuring Transactions.

(g) Ashland Global and Valvoline shall, subject to Section 4.04, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.02 to be satisfied and to effect the Separation on the Separation Date.

SECTION 4.02. Conditions Precedent to Consummation of the Separation. Subject to Section 4.04, as soon as practicable after the execution of this Agreement, the Parties shall use reasonable best efforts to satisfy the following conditions prior to the consummation of the Separation (to the extent not already satisfied). The obligations of the Parties to consummate the Separation shall be conditioned on the satisfaction, or waiver by Ashland Global, of the following conditions:

(a) The board of directors of Ashland Global shall have authorized and approved the Internal Transactions and Separation and not withdrawn such authorization and approval.

(b) Each Ancillary Agreement shall have been executed by each party to such agreement.

(c) The Commission shall have declared effective the IPO Registration Statement, no stop order suspending the effectiveness of the IPO Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the Commission.

(d) The Valvoline Common Stock shall have been accepted for listing on the Exchange or another national securities exchange approved by Ashland Global, subject to official notice of issuance.

(e) The Internal Transactions and the Additional Pre-IPO Restructuring Transactions shall have been completed.

(f) Ashland Global shall have received legal opinions from Cravath, Swaine & Moore LLP as to certain agreed-upon matters in respect of the Internal Transactions (including certain Ashland Global Tax Opinions).

(g) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the Initial Public Offering shall be in effect, and no other event shall have occurred or failed to occur that prevents the consummation of the Separation or the Initial Public Offering.

(h) No other events or developments shall have occurred prior to the Separation that, in the judgment of the board of directors of Ashland Global, would result in the Separation or the Initial Public Offering having a material adverse effect on Ashland Global or the shareholders of Ashland Global.

(i) The actions set forth in Sections 4.01(d) and (e) shall have been completed.

The foregoing conditions are for the sole benefit of Ashland Global and shall not give rise to or create any duty on the part of Ashland Global or the Ashland Global board of directors to waive or not waive such conditions or in any way limit the right of Ashland Global to terminate this Agreement as set forth in Article XI or alter the consequences of any such termination from those specified in such Article XI. Any determination made by the Ashland Global board of directors prior to the Separation concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.02 shall be conclusive.

SECTION 4.03. Separation Date. Subject to the terms and conditions of this Agreement, the Separation shall be consummated at a closing to be held at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, NY 10019 on the date on which the Initial Public Offering closes or at such other place or on such other date as Ashland Global and Valvoline may mutually agree upon in writing (the day on which such closing takes place being the “Separation Date”).

SECTION 4.04. Sole Discretion of Ashland Global. Ashland Global shall, in its sole and absolute discretion, determine all terms of the Separation, including the form, structure and terms of any transactions and/or offerings to effect the Separation (so long as any such determinations are made in good faith and are not inconsistent with the express terms of this Agreement) and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth below, Ashland Global may at any time and from time to time until the Separation decide to delay or abandon the Separation, including by accelerating or delaying the timing of the consummation of all or part of the Separation.

ARTICLE V

The IPO; Distribution

SECTION 5.01. The Initial Public Offering. Valvoline shall consult with, and cooperate in all respects with and take all actions reasonably requested by Ashland Global in connection with the Initial Public Offering.

SECTION 5.02. The Distribution or Other Disposition. (a) Subject to applicable Law, Ashland Global shall, in its sole and absolute discretion, determine (i) whether and when to proceed with all or part of the Distribution or Other Disposition and (ii) all terms of the Distribution or Other Disposition, as applicable, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution or Other Disposition and the timing of and conditions to the consummation of the Distribution or Other Disposition. In addition, in the event that Ashland Global determines to proceed with the Distribution or Other Disposition, Ashland Global may, subject to applicable Law, at any time and from time to time until the completion of the Distribution or Other Disposition abandon, modify or change any or all of the terms of the Distribution or Other Disposition, including, by accelerating or delaying the timing of the consummation of all or part of the Distribution or Other Disposition.

(b) Valvoline shall cooperate with Ashland Global and any member of the Ashland Global Group in all respects to accomplish the Distribution or Other Disposition and shall, at Ashland Global’s direction, promptly take any and all actions necessary or desirable to effect the Distribution or Other Disposition, including, the registration under the Securities Act of the offering of the Valvoline Common Stock on an appropriate registration form as reasonably designated by Ashland Global, the filing of any necessary documents pursuant to the Exchange Act and the filing of any necessary application or related documents with the Exchange in connection with listing the Valvoline Common Stock that is the subject of such Distribution or Other Disposition. Subject to applicable Law and contractual requirements among the Parties, Ashland Global shall select any investment bank, manager, underwriter or dealer manager in connection with the Distribution or Other Disposition, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting, tax and other advisors and service providers in connection with the Distribution or Other Disposition, as applicable. Ashland Global and Valvoline, as the case may be, will provide to the exchange agent, if any, all share certificates and any information required in order to complete the Distribution or Other Disposition.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Registration Rights Agreement shall control the terms and conditions of any Other Disposition to the extent contemplated therein.

ARTICLE VI

Mutual Releases; Indemnification

SECTION 6.01. Release of Pre-Separation Claims. (a) Except as provided in Section 6.01(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Separation, Valvoline does hereby, for itself and each other member of the Valvoline Group, their respective Affiliates, and to the extent it may legally do so, successors and assigns and all Persons who at any time on or prior to the Separation have been shareholders, directors, officers, agents or employees of any member of the Valvoline Group (in each case, in their respective capacities as such), remise, release and forever discharge Ashland Global and the other members of the Ashland Global Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Separation have been shareholders, directors, officers, agents or employees of any member of the Ashland Global Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Valvoline Liabilities whatsoever, whether at Law (including CERCLA and any other Environmental Law) or in equity (including any right of contribution or recovery), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation, including in connection with the Separation, the Initial Public Offering and any Distribution or Other Disposition and all other activities to implement any such transactions. This Section 6.01(a) shall not affect Ashland LLC’s indemnification obligations with respect to Liabilities arising on or before the Separation Date under Article X of the Fourth Restated Articles of Incorporation of Ashland Inc. (or any equivalent provision in the limited liability company agreement of Ashland LLC), as in effect on the date on which the event or circumstances giving rise to such indemnification obligation occur.

(b) Except as provided in Section 6.01(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Separation, Ashland Global does hereby, for itself and each other member of the Ashland Global Group, their respective Affiliates, and to the extent it may legally do so, successors and assigns and all Persons who at any time on or prior to the Separation have been shareholders, directors, officers, agents or employees of any member of the Ashland Global Group (in each case, in their respective capacities as such), remise, release and forever discharge Valvoline, the other members of the Valvoline Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Separation have been shareholders, directors, officers, agents or employees of any member of the Valvoline Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Ashland Global Liabilities whatsoever, whether at Law (including CERCLA and any other Environmental Law) or in equity (including any right of contribution or recovery), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation, including in connection with the Separation, the Initial Public Offering and any Distribution or Other Disposition and all other activities to implement any such transactions.

(c) Nothing contained in Section 6.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Intercompany Agreement or Intercompany Account that is specified in Section 2.03(c) not to terminate as of the Separation, in each case in accordance with its terms. Nothing contained in Section 6.01(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Ashland Global Group or the Valvoline Group that is specified in Section 2.03(c) as not to terminate as of the Separation, or any other Liability specified in such Section 2.03(c) as not to terminate as of the Separation;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability provided in or resulting from any other agreement or understanding that is entered into after the Separation between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iv) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties, the members of their respective Groups or any of their respective directors, officers, employees or agents, by third Persons, which Liability shall be governed by the provisions of this Article VI or, if applicable, the appropriate provisions of the relevant Ancillary Agreement; or

(v) any Liability the release of which would result in the release of any Person not otherwise intended to be released pursuant to this Section 6.01.

(d) Valvoline shall not make, and shall not permit any other member of the Valvoline Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Ashland Global or any other member of the Ashland Global Group, or any other Person released pursuant to Section 6.01(a), with respect to any Liabilities released pursuant to Section 6.01(a). Ashland Global shall not make, and shall not permit any other member of the Ashland Global Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Valvoline or any other member of the Valvoline Group, or any other Person released pursuant to Section 6.01(b), with respect to any Liabilities released pursuant to Section 6.01(b).

(e) It is the intent of each of Ashland Global and Valvoline, by virtue of the provisions of this Section 6.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Separation Date, between or among Valvoline or any other member of the Valvoline Group, on the one hand, and Ashland Global or any other member of the Ashland Global Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Separation Date), except as set forth in Section 6.01(c) or elsewhere in this Agreement or in any Ancillary Agreement. At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

SECTION 6.02. Indemnification by Valvoline. Subject to Section 6.04, Valvoline shall indemnify, defend and hold harmless Ashland Global, each other member of the Ashland Global Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Ashland Global Indemnitees”), from and against any and all Liabilities of the Ashland Global Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the Valvoline Liabilities, including the failure of Valvoline or any other member of the Valvoline Group or any other Person to pay, perform or otherwise promptly discharge any Valvoline Liability in accordance with its terms;

(b) any breach by Valvoline or any other member of the Valvoline Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c) any breach by Valvoline of any of the representations and warranties made by Valvoline on behalf of itself and the members of the Valvoline Group in Section 12.01(c).

SECTION 6.03. Indemnification by Ashland Global. Subject to Section 6.04, Ashland Global shall indemnify, defend and hold harmless Valvoline, each other member of the Valvoline Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Valvoline Indemnitees”), from and against any and all Liabilities of the Valvoline Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the Ashland Global Liabilities, including the failure of Ashland Global or any other member of the Ashland Global Group or any other Person to pay, perform or otherwise promptly discharge any Ashland Global Liability in accordance with its terms;

(b) any breach by Ashland Global or any other member of the Ashland Global Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c) any breach by Ashland Global of any of the representations and warranties made by Ashland Global on behalf of itself and the members of the Ashland Global Group in Section 12.01(c).

SECTION 6.04. Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds. (a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability or (ii) other amounts recovered from any third party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provision contained in this Agreement or any Ancillary Agreement, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive, or the reduction or elimination of an insurance coverage provision obligation that they would otherwise have, in the absence of the indemnification provisions) by virtue of the indemnification provisions contained in this Agreement or any Ancillary Agreement. Each member of the Ashland Global Group and Valvoline Group shall use reasonable best efforts to seek to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article VI; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder. Notwithstanding the foregoing, an Indemnifying Party may not delay making an indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover any Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c) The calculation of any Indemnity Payments required by this Agreement shall be subject to Section 4.04 of the TMA.

SECTION 6.05. Procedures for Indemnification of Third-Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than 30 calendar days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 6.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee within 30 calendar days after receipt of notice from an Indemnitee in accordance with Section 6.05(a) (or sooner, if the nature of such Third-Party Claim so requires), to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (i) the defense of such Third-Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnitee, affect the Indemnitee or any of its controlled Affiliates in a materially adverse manner and (ii) the Third-Party Claim solely seeks (and continues to seek) monetary damages (the conditions set forth in this proviso, the “Litigation Condition”).

(c) If the Indemnifying Party elects not to assume the defense of a Third-Party Claim (or is not permitted to assume the defense of a Third-Party Claim as a result of the Litigation Condition not being met with respect thereto) in accordance with this Agreement, or fails to notify an Indemnitee of its election as provided in Section 6.05(b), such Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party.

(d) If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitees shall, subject to the terms of this Agreement, cooperate with the Indemnifying Party with respect to the defense of such Third-Party Claim.

(e) If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnifying Party will not be liable for any additional legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (i) the Litigation Condition ceases to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, shall have the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. In the event, however, that such Indemnitee reasonably determines that representation by counsel to the Indemnifying Party of both such Indemnifying Party and the Indemnitee could reasonably be expected to present such counsel with a conflict of interest, then the Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the reasonable fees and expenses of such counsel.

(f) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee or Indemnitees; provided, however, that such Indemnitee(s) shall be required to consent to such entry of judgment or to such settlement that the Indemnifying Party may recommend if the judgment or settlement (i) contains no finding or admission of any violation of Law or any violation of the rights of any Person, (ii) involves only monetary relief which the Indemnifying Party has agreed to pay and (iii) includes a full and unconditional release of the Indemnitee. Notwithstanding the foregoing, in no event shall an Indemnitee be required to consent to any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

(g) Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld or delayed).

SECTION 6.06. Additional Matters. (a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 calendar days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action relating to a Liability that has been allocated to an Indemnifying Party pursuant to the terms of this Agreement or any Ancillary Agreement in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant or add the Indemnifying Party as an additional named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action and the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts, fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement. Notwithstanding the foregoing, this Section 6.06(c) shall not apply to tax matters to the extent such matters are governed by the TMA.

SECTION 6.07. Remedies Cumulative. The remedies provided in this Article VI shall be exclusive and, subject to the provisions of Article X, shall preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 6.08. Survival of Indemnities. The rights and obligations of each of Ashland Global and Valvoline and their respective Indemnitees under this Article VI shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.

SECTION 6.09. Limitation on Liability. Except as may expressly be set forth in this Agreement, none of Ashland Global, Valvoline or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other Ashland Global Indemnitee or Valvoline Indemnitee, as applicable, under this Agreement (i) with respect to any matter to the extent that such Party seeking indemnification has engaged in any knowing violation of Law or fraud in connection therewith or (ii) for any indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this Section 6.09(ii) shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the Ashland Global Group or the Valvoline Group for any indirect, special, punitive or consequential damages.

ARTICLE VII

Access to Information; Confidentiality

SECTION 7.01. Agreement for Exchange of Information; Archives. (a) Except in the case of an adversarial Action or threatened adversarial Action by either Ashland Global or Valvoline or a Person or Persons in its Group against the other Party or a Person or Persons in its Group, and subject to Section 7.01(b), each of Ashland Global and Valvoline, on behalf of its respective Group, shall provide, or cause to be provided, to the other Party, at any time after the Separation, as soon as reasonably practicable after written request therefor, any Information relating to time periods on or prior to the Separation Date in the possession or under the control of such respective Group, including reasonable access to any employees of such respective Group with relevant knowledge regarding any actual or alleged Environmental Liability, but only to the extent that such access does not unreasonably interfere with the relevant employee’s normal duties, which Ashland Global or Valvoline, or any member of its respective Group, as applicable, reasonably needs (i) to comply with reporting, disclosure, filing, notification or other requirements imposed on Ashland Global or Valvoline, or any member of its respective Group, as applicable (including under applicable securities laws), by any national securities exchange or by any Governmental Authority having jurisdiction over Ashland Global or Valvoline, or any member of its respective Group, as applicable, (ii) for use in any other judicial, regulatory, administrative or other Action (including with respect to evaluating, managing and defending actual or potential Environmental Liabilities of either Party, any member of its respective Group or any Valvoline Entities) or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement. The receiving Party shall use any Information received pursuant to this Section 7.01(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii) or (iii) of the immediately preceding sentence.

(b) In the event that either Ashland Global or Valvoline reasonably determines that the exchange of any Information pursuant to Section 7.01(a) could be commercially detrimental, violate any Law or agreement or waive or jeopardize any attorney-client privilege or attorney work product protection, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that both Ashland Global and Valvoline shall take all commercially reasonable measures to permit compliance with Section 7.01(a) in a manner that avoids any such harm or consequence. Both Ashland Global and Valvoline intend that any provision of access to or the furnishing of Information pursuant to this Section 7.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.

(c) Each of Valvoline and Ashland Global agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege or protection attaching to any privileged Information relating to a member of the other Group or relating to or arising in connection with the relationship between the Groups prior to the Separation, without providing prompt written notice to and obtaining the prior written consent of the other (not to be unreasonably withheld or delayed).

(d) Ashland Global and Valvoline each agrees that it will only process personal data provided to it by the other Group in accordance with all applicable privacy and data protection law obligations (including any applicable privacy policies of the Valvoline Group or the Ashland Global Group, as the case may be) and will implement and maintain at all times appropriate technical and organizational measures to protect such personal data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure. In addition, each Party agrees to provide reasonable assistance to the other Party in respect of any obligations under privacy and data protection legislation affecting the disclosure of such personal data to the other Party and will not knowingly process such personal data in such a way to cause the other Party to violate any of its obligations under any applicable privacy and data protection legislation.

SECTION 7.02. Ownership of Information. Any Information owned by one Group that is provided to the requesting Party hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

SECTION 7.03. Compensation for Providing Information. Ashland Global and Valvoline shall reimburse each other for the direct costs, if any, in complying with a request for Information pursuant to this Article VII (which costs shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employee’s service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

SECTION 7.04. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement, each Party shall use its reasonable best efforts to retain all Information in such Party’s possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement or the Ancillary Agreements (the “Retained Information”) substantially in accordance with the record retention policies and/or practices of Ashland LLC as in effect immediately prior to the Separation Date or such other record retention policies and/or practices as may be reasonably adopted by the respective Party on or after the Separation Date or such longer or shorter period as required by Law, this Agreement or the Ancillary Agreements. For the avoidance of doubt, such policies shall be deemed to apply to any Information in a Party’s possession or control on or after the Separation Date relating to the other Party or members of its Group. Notwithstanding the foregoing, to the extent such Information relates to employee benefits or Environmental Liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

SECTION 7.05. Accounting Information. Without limiting the generality of Section 7.01 but subject to Section 7.01(b), Ashland Global and Valvoline agree that, for so long as Ashland Global is required by Law to consolidate the financial results or financial position of Valvoline and any other members of the Valvoline Group in its financial statements (either on a consolidation or equity accounting basis, determined in accordance with GAAP and consistent with Commission reporting requirements) or complete a financial statement audit for any period during which the financial results or financial position of the Valvoline Group were consolidated with those of Ashland Global:

(a) Valvoline shall use its reasonable best efforts to enable Ashland Global to meet its timetable for dissemination of its financial statements and to enable Ashland Global’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Valvoline shall authorize and direct its auditors to make available to Ashland Global’s auditors, within a reasonable time prior to the date of Ashland Global’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Valvoline and (y) work papers related to such annual audits and quarterly reviews, to enable Ashland Global’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Valvoline’s auditors as it relates to Ashland Global’s auditors’ opinion or report and (ii) until all governmental audits are complete, Valvoline shall provide reasonable access during normal business hours for Ashland Global’s internal auditors, counsel and other designated representatives to (x) the premises of Valvoline and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Valvoline and its Subsidiaries and (y) the officers and employees of Valvoline and its Subsidiaries, so that Ashland Global may conduct reasonable audits relating to the financial statements provided by Valvoline and its Subsidiaries; provided, however, that (A) such access shall not be unreasonably disruptive to the business and affairs of the Valvoline Group and (B) Ashland Global shall provide reasonable advance notice of its intent to exercise its access rights pursuant to this clause (ii), it being agreed that the failure to do so shall not result in an indefinite bar to the exercise of such access right but shall only relieve Valvoline of its obligation to comply with such request earlier than is reasonable given the actual notice provided.

(b) Ashland Global shall use its reasonable best efforts to enable Valvoline to meet its timetable for dissemination of its financial statements and to enable Valvoline’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Ashland Global shall authorize and direct its auditors to make available to Valvoline’s auditors, within a reasonable time prior to the date of Valvoline’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Ashland Global and (y) work papers related to such annual audits and quarterly reviews, to enable Valvoline’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Ashland Global’s auditors as it relates to Valvoline’s auditors’ opinion or report and (ii) until all governmental audits are complete, Ashland Global shall provide reasonable access during normal business hours for Valvoline’s internal auditors, counsel and other designated representatives to (x) the premises of Ashland Global and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Ashland Global and its Subsidiaries and (y) the officers and employees of Ashland Global and its Subsidiaries, so that Valvoline may conduct reasonable audits relating to the financial statements provided by Ashland Global and its Subsidiaries; provided, however, that (A) such access shall not be unreasonably disruptive to the business and affairs of the Ashland Global Group and (B) Valvoline shall provide reasonable advance notice of its intent to exercise its access rights pursuant to this clause (ii), it being agreed that the failure to do so shall not result in an indefinite bar to the exercise of such access right but shall only relieve Ashland Global of its obligation to comply with such request earlier than is reasonable given the actual notice provided.

(c) In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Commission) of Ashland Global to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, Valvoline shall, within a reasonable period of time following a request from Ashland Global in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide Ashland Global with certifications of such officers in support of the certifications of Ashland Global’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to each Quarterly Report on Form 10-Q and Annual Report on Form 10-K of Ashland Global for which Ashland Global is required by Law to consolidate the financial results or financial position of Valvoline and any other members of the Valvoline Group in its financial statements (either on a consolidation or equity accounting basis, determined in accordance with

GAAP and consistent with Commission reporting requirements) or complete a financial statement audit for any period during which the financial results or financial position of the Valvoline Group were consolidated with those of Ashland Global. Such certifications shall be provided in substantially the same form and manner as such Valvoline officers provided prior to the Separation (reflecting any changes in certifications necessitated by the Initial Public Offering or any other transactions related thereto) or as otherwise agreed upon between Ashland Global and Valvoline.

SECTION 7.06. Limitations of Liability. Neither Ashland Global nor Valvoline shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of wilful misconduct by the providing Person. Neither Ashland Global nor Valvoline shall have any Liability to the other Party if any Information is destroyed after reasonable best efforts by Valvoline or Ashland Global, as applicable, to comply with the provisions of Section 7.04.

SECTION 7.07. Production of Witnesses; Records; Cooperation. (a) After the Separation Date and until the fifth (5th) anniversary thereof, except in the case of an adversarial Action or threatened adversarial Action by either Ashland Global or Valvoline or a Person or Persons in its Group against the other Party or a Person or Persons in its Group, each of Ashland Global and Valvoline shall take all reasonable steps to make available, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the Persons in its respective Group (whether as witnesses or otherwise) and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or threatened or contemplated Action (including preparation for such Action) in which Ashland Global or Valvoline, as applicable, may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) Without limiting the foregoing, Ashland Global and Valvoline shall use their reasonable best efforts to cooperate and consult to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions, other than an adversarial Action against the other Group.

(c) The obligation of Ashland Global and Valvoline to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts pursuant to this Section 7.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.07(a)).

(d) Upon the reasonable request of Ashland Global or Valvoline, in connection with any Action contemplated by this Article VII, Ashland Global and Valvoline will enter into a mutually acceptable common interest or joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

SECTION 7.08. Confidential Information. (a) Each of Ashland Global and Valvoline, on behalf of itself and each Person in its respective Group, shall hold, and cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence and not release or disclose, with at least the same degree of care, but no less than a reasonable degree of care, that Ashland LLC applies to its own confidential and proprietary information pursuant to policies in effect immediately prior to the Separation Date, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Separation) or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of any member of the Ashland Global Group or the Valvoline Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by any of Ashland Global, Valvoline or their respective Group, employees, directors or agents, accountants, counsel and other advisors and representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of Ashland Global, Valvoline or Persons in its respective Group, as applicable, (iii) independently generated without reference to any proprietary or confidential Information of the Ashland Global Group or the Valvoline Group, as applicable, or (iv) required to be disclosed by Law; provided, however, that the Person required to disclose such Information gives the applicable Person prompt, and to the extent reasonably practicable, prior notice of such disclosure and an opportunity to contest such disclosure and shall use reasonable best efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of Ashland Global and Valvoline may release or disclose, or permit to be released or disclosed, any such Information concerning the other Group (x) to their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information), and (y) to any nationally recognized statistical rating organization as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions; provided, however, that the Party whose Information is being disclosed or released to such rating organization is promptly notified thereof. Each Party’s obligations under this Section 7.08 shall expire five years from the date of this Agreement.

(b) Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each of Ashland Global and Valvoline will, promptly after request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information, other than, in each case, any such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database) pursuant to automatic or routine backup procedures generally accessible only by legal, IT or compliance personnel.

ARTICLE VIII

Insurance

SECTION 8.01. Insurance. (a) Until the earlier of (x) the date Valvoline has obtained in effect such insurance policies as meet the specifications set forth in clauses (i) and (ii) of Section 8.01(d) and (y) the Trigger Date, Ashland Global shall (i) cause the members of the Valvoline Group and their respective employees, officers and directors to continue to be covered as insured parties under Ashland Global Insurance Policies in a manner which is no less favorable than the coverage provided for the Ashland Global Group and (ii) permit the members of the Valvoline Group and their respective employees, officers and directors to submit claims arising from or relating to facts, circumstances, events or matters that occurred prior to the Trigger Date to the extent permitted under such policies; provided that Valvoline shall use commercially reasonable efforts to obtain, effective as of the Separation Date, insurance policies that meet the specifications set forth in clauses (i) and (ii) of Section 8.01(d). With respect to policies currently procured by Valvoline for the sole benefit of the Valvoline Group (“Valvoline Insurance Policies”), Valvoline shall continue to maintain such insurance coverage through the Distribution Date in a manner no less favorable than currently provided. Without limiting any of the rights or obligations of the parties pursuant to Section 8.01, Ashland Global and Valvoline acknowledge that, as of immediately prior to the Trigger Date, Ashland Global intends to take such action as it may deem necessary or desirable to remove the members of the Valvoline Group and their respective employees, officers and directors as insured parties under any policy of insurance issued to any member of the Ashland Global Group by any insurance carrier effective immediately prior to the Trigger Date. Valvoline further acknowledges and agrees that, from and after the Trigger Date, neither Valvoline nor any member of the Valvoline Group shall have any rights to or under such Ashland Global Insurance Policy other than as expressly provided in Section 8.01(b).

(b) From and after the Separation Date, with respect to any Liability accrued and/or incurred by the Valvoline Group prior to the Trigger Date, Ashland Global shall provide members of the Valvoline Group with access to, and, if and to the extent determined by Ashland Global at its sole discretion, the Ashland Global Group and the Valvoline Group may jointly make claims under the Ashland Global Insurance Policies if and solely to the extent that the terms of such policies provide for such coverage to the Valvoline Group with respect to any Liabilities accrued or incurred by the Valvoline Group prior to the Trigger Date, and subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and subject to the following conditions:

(i) Valvoline shall, or shall cause the applicable member of the Valvoline Group to, report any potential claims under Ashland Global Insurance Policies arising from the Valvoline Business as soon as practicable to Ashland Global and Ashland Global shall determine whether and at what time to report any such claims directly to the applicable insurance company, and to submit a claim for coverage thereunder, and Ashland Global shall provide a copy of all such claim reports and submissions to Valvoline; provided, that, with respect to any such claims, Valvoline shall provide Ashland Global with the information regarding the claims and provide recommendations with regard to the reporting and submission of such claims, and Ashland Global shall consult with Valvoline with regard to the timing thereof.

(ii) If and to the extent that Valvoline is the sole entity recovering proceeds under one or more Ashland Global Insurance Policies in respect of a particular claim arising from the Valvoline Business, Valvoline shall exclusively bear and be responsible for (and Ashland Global shall have no obligation to repay or reimburse Valvoline for) and pay the applicable insurers as required under the Ashland Global Insurance Policy for any and all costs as a result of having access to, or making claims under, such Ashland Global Insurance Policy, including any amounts of deductibles and self-insured retention associated with such claims, claim handling and administrative costs, taxes, surcharges, state assessments, reinsurance costs and other related costs, as well as for any applicable increase in Ashland Global’s future premiums for the coverage provided by such policy, relating to all open, closed, re-opened claims covered by the applicable insurance policies, whether such claims are made by Valvoline, its employees or third parties, and Valvoline shall indemnify, hold harmless and reimburse Ashland Global for any such amounts incurred by Ashland Global to the extent resulting from any access to, any claims made by Valvoline under, any Ashland Global Insurance Policy provided pursuant to this Section 8.01(b)(ii).

(iii) If Ashland Global and Valvoline jointly make a claim for coverage under any Ashland Global Insurance Policy for amounts that have been or may in the future be incurred partially by Ashland Global and partially by Valvoline, any insurance recovery resulting therefrom will first be allocated to reimburse Ashland Global and/or Valvoline for their respective costs, legal and consulting fees, and other out-of-pocket expenses incurred in pursuing such insurance recovery, as well as to reimburse Ashland Global for any applicable increase in Ashland Global’s future premiums for the coverage provided by such policy attributable to the Valvoline portion of such joint claim, with the remaining net proceeds from the insurance recovery to be allocated as between Ashland Global and Valvoline in a manner to be negotiated in good faith by Ashland Global and Valvoline at or near the time of such recovery, provided that if the Parties cannot agree to an allocation within twenty (20) business days of the grant, settlement or other agreement, either Party may exercise any remedies available to it under this Agreement.

(iv) Valvoline shall exclusively bear (and Ashland Global shall have no obligation to repay or reimburse Valvoline for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts, incurred from and after the Trigger Date, of all such claims pursued by Valvoline under the Ashland Global Insurance Policies as provided for in this Section 8.01(b).

(v) In connection with making any joint claim under any Ashland Global Insurance Policy pursuant to this Section 8.01(b), Ashland Global shall control the administration of all such claims, including the timing of any assertion and pursuit of coverage, and Valvoline shall not take any action that would be reasonably likely to: (A) have an adverse impact on the then-current relationship between Ashland Global and the applicable insurance company; (B) result in the applicable insurance company terminating or reducing coverage to Ashland Global or Valvoline, or increasing the amount of any premium owed by Ashland Global under the applicable Ashland Global Insurance Policy; (C) otherwise compromise, jeopardize or interfere with the rights of Ashland Global under the applicable Ashland Global Insurance Policy or (D) otherwise compromise or impair Ashland Global’s ability to enforce its rights with respect to any indemnification under or arising out of this Agreement, and Ashland Global shall have the right, in its sole discretion, to cause Valvoline to desist from any action that Ashland Global determines, in its sole discretion, would compromise or impair Ashland Global’s rights in accordance with this clause (D).

Each of Ashland Global and Valvoline shall, and shall cause each member of the Ashland Global Group and the Valvoline Group, respectively, to, cooperate and assist the applicable member of the Valvoline Group and the Ashland Global Group, as applicable, with respect to such claims.

(c) Any payments, costs and adjustments required pursuant to Section 8.01(b) shall be billed by Ashland Global to Valvoline on a quarterly basis and Valvoline shall pay such billed payments, costs and adjustments to Ashland Global within 60 days from receipt of invoice. If Ashland Global incurs costs to enforce Valvoline’s obligations under this Section 8.01, Valvoline agrees to indemnify Ashland Global for such enforcement costs, including reasonable attorneys’ fees.

(d) At the Trigger Date, Valvoline shall have in effect all insurance programs required to comply with Valvoline’s statutory obligations. Valvoline further agrees that from and after the Trigger Date and until the Distribution Date, Valvoline will maintain with (i) financially sound and reputable insurance companies and (ii) insurance companies that are not Affiliates of the Valvoline Group, insurance with respect to its properties and business in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Valvoline Group operates.

(e) This Agreement shall not be considered an attempted assignment of any policy of insurance in its entirety, nor is it considered to be itself a contract of insurance, and further this Agreement shall not be construed to waive any right or remedy of Ashland under or with respect to any

(f) Ashland Global shall not be liable to Valvoline for claims not reimbursed by insurers for any reason, including coinsurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Ashland Global Insurance Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Ashland Global or any defect in such claim or in its processing. For the avoidance of doubt, this provision shall not supersede any obligation of Ashland Global to indemnify Valvoline as provided in Section 6.03.

(g) In the event that any insurance claims of both Ashland Global and Valvoline for any Liability accrued and/or incurred prior to the Trigger Date exist relating to the same occurrence, both Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense. Nothing in this Section 8.01(g) shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those obligations under Article VI of this Agreement or otherwise, by operation of law or otherwise.

(h) In the event of any Action by either Valvoline or Ashland Global (or both) to recover or obtain insurance proceeds, or to defend against any Action by an insurance carrier to deny any benefits under an insurance policy, both Parties may join in any such Action and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Action. Nothing in this Section 8.01(h) shall be construed to limit or otherwise alter in any way the obligations of both Parties, including those obligations under Article VI of this Agreement or otherwise, by operation of law or otherwise.

(i) Notwithstanding anything contained in this Section 8.01, to the extent Ashland Global has entered into or agrees to enter into, whether on its own or with respect to any arrangement provided for under this Section 8.01, any settlement or agreement or other arrangement with any insurance provider regarding coverage under any Ashland Global Insurance Policy that provides for any limitation of coverage or release of such insurance provider with regard to any coverage thereunder, whether in whole or in part (collectively, the “Released Insurance Matters”), Valvoline agrees that it shall (a) abide by the terms of and, to the extent required, consent to, any such settlement or arrangement relating to the Released Insurance Matters as a condition to receiving any coverage under any Ashland Global Insurance Policy related thereto, (b) have no rights to any such coverage under the Ashland Global Insurance Policies with respect to any Released Insurance Matters and (c) make no claims under any Ashland Global Insurance Policy with respect to any Released Insurance Matters.

SECTION 8.02. Director and Officer Liability Insurance. (a) Until the Separation Date, Ashland Global shall maintain directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Insurance Policies”) for officers and directors of the Valvoline Group in a manner which is no less favorable than the coverage provided for the Ashland Global Group. Ashland Global and Valvoline acknowledge that, as of immediately prior to the Separation Date, Ashland Global intends to take such action as it may deem necessary or desirable to terminate any D&O Insurance Policy issued to any officer or director of the Valvoline by any insurance carrier effective immediately prior to the Separation Date.

(b) On and after the Separation Date, to the extent that any claims have been duly reported before the Separation Date under the D&O Insurance Policies maintained by members of the Ashland Global Group, Ashland Global shall not, and shall cause the members of the Ashland Global Group not to, take any action that would limit the coverage of the individuals who acted as directors or officers of Valvoline (or members of the Valvoline Group) prior to the Separation Date under any D&O Insurance Policies maintained by the members of the Ashland

Global Group. On and after the Separation Date, Valvoline shall maintain in effect for each past or present director of Valvoline or any of its subsidiaries, as well as each individual who prior to the effectiveness of the Separation Agreement becomes a director or officer of Valvoline or any of its subsidiaries, for a period of at least six years after the Separation Date, D&O Insurance Policies of at least the same coverage and containing terms and conditions which are, in the aggregate, no less advantageous to the insured, as the current D&O Insurance Policies of Ashland Global with respect to claims arising from acts or omissions that occurred on or prior to the Separation Date. Ashland Global shall provide, and shall cause other members of the Ashland Global Group to provide, such cooperation as is reasonably requested by Valvoline in order for Valvoline to have in effect on and after the Separation Date such new D&O Insurance Policies as Valvoline deems appropriate with respect to claims reported on or after the Separation Date. Except as provided in this Section 8.02, the Ashland Global Group may, at any time, without liability or obligation to the Valvoline Group, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any “occurrence-based” insurance policy or “claims-made-based” insurance policy (and such claims will be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications); provided, however, that Ashland Global will immediately notify Valvoline of any termination of any insurance policy.

(c) From and after the Separation Date and until the day following the Distribution Date, Valvoline shall maintain D&O Insurance Policies for officers and directors of the Valvoline Group in a manner which is no less favorable than the coverage provided for the Ashland Global Group.

(d) The Parties shall use reasonable best efforts to cooperate with respect to the various insurance matters contemplated by this Section 8.02.

ARTICLE IX

Intellectual Property

SECTION 9.01. Consent To Use Intellectual Property And Duty To Cooperate. (a) Valvoline, on behalf of itself and each other member of the Valvoline Group, (i) consents to the use and registration of the Ashland Global IP in the business and operations conducted by Ashland Global and its Subsidiaries, Affiliates and their respective licensees and (ii) agrees to use reasonable best efforts, prior to, on and after the Separation Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable to effect the transfer, assignment, registration or any related recordation of Ashland Global IP contemplated by this Agreement, on a worldwide basis.

(b) Ashland Global, on behalf of itself and each other member of the Ashland Global Group, (i) consents to the use and registration of the Valvoline IP in the Valvoline Business by Valvoline and its Affiliates and their respective licensees and (ii) agrees to use reasonable best efforts, prior to, on and after the Separation Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable to effect the transfer, assignment, registration and any related recordation of Valvoline IP contemplated by this Agreement, on a worldwide basis.

(c) Valvoline agrees that it will not, and agrees to cause its Subsidiaries not to (i) oppose, challenge, petition to cancel, contest or threaten in any way, or assist another party in opposing, challenging, petitioning to cancel, contesting or threatening in any way, any application or registration by Ashland Global or its Affiliates or their respective licensees for any Ashland Global IP, the use of which is consistent with the use to which Valvoline has consented under this Agreement or (ii) engage in any act, or purposefully omit to perform any act, that impairs or adversely affects the rights of Ashland Global or any member of the Ashland Global Group in and to any Ashland Global IP, in each case for a period of five years after the Separation Date.

(d) Ashland Global agrees that it will not, and agrees to cause its Subsidiaries not to (i) oppose, challenge, petition to cancel, contest or threaten in any way, or assist another party in opposing, challenging, petitioning to cancel, contesting or threatening in any way, any application or registration by Valvoline or its Affiliates or their respective licensees for any Valvoline IP, the use of which is consistent with the use to which Ashland Global has consented under this Agreement or (ii) engage in any act, or purposefully omit to perform any act, that impairs or adversely affects the rights of Valvoline or any member of the Valvoline Group in and to any Valvoline IP, in each case for a period of five years after the Separation Date.

(e) Valvoline hereby acknowledges (on behalf of itself and each other member of the Valvoline Group) Ashland Global’s right, title and interest in and to the Ashland Global IP, and will not in any way, directly or indirectly, do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest within the business and operations conducted by Ashland Global and its Subsidiaries, Affiliates and their respective licensees, or with respect to goods or services provided in connection with the business and operations conducted by Ashland Global and its Subsidiaries, Affiliates and their respective licensees, in each case for a period of five years after the Separation Date.

(f) Ashland Global hereby acknowledges (on behalf of itself and each other member of the Ashland Global Group) Valvoline’s right, title and interest in and to the Valvoline IP, and will not in any way, directly or indirectly, do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest within the Valvoline Business or with respect to goods or services provided in connection with the Valvoline Business, in each case for a period of five years after the Separation Date.

(g) Prior to, on and after the Separation Date, Ashland Global shall cooperate with Valvoline, without any further consideration, but at the expense of Valvoline, to obtain, or cause to be obtained, the Consents of any third parties necessary to effect the assignment or transfer of any Intellectual Property assets or rights contemplated under this Agreement or any Ancillary Agreement. If, for any reason, the assignment or transfer of any Intellectual Property assets or rights contemplated under this Agreement or any Ancillary Agreement is otherwise impossible or ineffective, Ashland Global shall, and shall cause its Subsidiaries to, use their reasonable best efforts to work together (and, if necessary and desirable, to work with any applicable third parties) in an effort to sublicense, divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any planned assignment or transfer.

(h) Prior to, on and after the Separation Date, Ashland Global shall cooperate with Valvoline, without any further consideration and at no expense to Valvoline, to obtain, cause to be obtained or properly record the release of any outstanding liens or security interests attached to any Valvoline IP and to take, or cause to be taken, all actions as Ashland Global may reasonably be requested to take in order to obtain, cause to be obtained or properly record such release.

(i) Valvoline agrees not to use, and agrees to cause its Subsidiaries not to use, any of the Trademark Assets included in the Ashland Global Assets (the “Ashland Global Marks”), including any names, trademarks or domain names that incorporate the Ashland Global Marks for any purpose, except where (i) the use is a use, otherwise than as a mark, of a member of the Ashland Global Group’s individual name in its own business, or of the individual name of anyone in privity with the Ashland Global Group, or of a term or device which is descriptive of and used fairly and in good faith only to describe the goods or services of the Ashland Global Group, or their geographic origin; or, (ii) if used as a mark, such use does not conflict with, and is unlikely to cause consumer confusion with, dilute or tarnish, any Ashland Global Marks, and is in no way contrary to the terms of this Article IX.

In the event that, as of the Separation Date, Ashland Global Marks prominently appear on any publicly available or promoted business or promotional materials used by Valvoline or its Affiliates within the Valvoline Business, Valvoline shall remove and cease using, and shall cause its Subsidiaries to remove and cease using, such prominently appearing marks as soon as reasonably practical following the Separation Date but in any event within 180 days of the Separation Date or, with respect to products for sale produced prior to the Separation Date on which any Ashland Global Mark prominently appears, within 365 days of the Separation Date; provided that Valvoline shall promptly arrange for the destruction of any such products for sale produced prior to the Separation Date that remain unsold following such 365-day period and on which any Ashland Global Mark prominently appears.

Notwithstanding anything in this Agreement to the contrary, and without limiting the rights otherwise granted in this Section 9.01(i), the Valvoline Group shall have the right, at all times before, during and after the Separation Date, to retain records and other historical or archived documents containing or referencing (i) the Ashland Global Marks or (ii) any other Information previously held by the Ashland Global Group, to the extent relating to the Valvoline Business.

(j) Ashland Global agrees not to use, and agrees to cause its Subsidiaries not to use, any of the Trademark Assets included in the Valvoline Assets (the “Valvoline Marks”) for any purpose, except where (i) the use is a use, otherwise than as a mark, of a member of the Valvoline Group’s individual name in its own business, or of the individual name of anyone in privity with the Valvoline Group, or of a term or device which is descriptive of and used fairly and in good faith only to describe the goods or services of the Valvoline Group, or their geographic origin; or, (ii) if used as a mark, such use does not conflict with, and is unlikely to cause consumer confusion with, dilute or tarnish, any Valvoline Marks, and is in no way contrary to the terms of this Article IX.

In the event that, as of the Separation Date, Valvoline Marks prominently appear on any publicly available or promoted business or promotional materials used by Ashland Global or its Affiliates within the business and operations conducted by Ashland Global and its Subsidiaries, Ashland Global shall remove and cease using, and shall cause its Subsidiaries to remove and cease using, such prominently appearing marks as soon as reasonably practical following the Separation Date but in any event within 180 days of the Separation Date or, with respect to products for sale produced or published prior to the Separation Date on which any Valvoline Mark prominently appears, within 365 days of the Separation Date; provided that Ashland Global shall promptly arrange for the destruction of any such products for sale produced or published prior to the Separation Date that remain unsold following such 365-day period and on which any Valvoline Mark prominently appears.

Notwithstanding anything in this Agreement to the contrary, and without limiting the rights otherwise granted in this Section 9.01(j), the Ashland Global Group shall have the right, at all times before, during and after the Separation Date, to retain records and other historical or archived documents containing or referencing (i) the Valvoline Marks or (ii) any other Information previously held by the Valvoline Group, to the extent relating to the Ashland Global Business.

(k) (i) As of the Separation Date, any and all photographs, artwork and similar objects and other physical assets owned by the Ashland Global Group or the Valvoline Group that relate to the history or historical activities of the Valvoline Business (“Valvoline Memorabilia”) shall be deemed to be owned, as between the Ashland Global Group and the Valvoline Group, by (i) the Valvoline Group to the extent located on the premises of any member of the Valvoline Group and (ii) the Ashland Global Group to the extent located on the premises of any member of the Ashland Global Group. Valvoline hereby grants the Ashland Global Group from the Separation Date a worldwide, transferable, perpetual, royalty-free, irrevocable (with right to sub-license), fully paid license to use any Valvoline Memorabilia in documenting, memorializing and (if desired) marketing its history.

(ii) As of the Separation Date, any and all photographs, artwork and similar objects and other physical assets owned by the Ashland Global Group or the Valvoline Group that relate to the history or historical activities of the Ashland Global Business (“Ashland Global Memorabilia”) shall be deemed to be owned, as between the Ashland Global Group and the Valvoline Group, by (i) the Valvoline Group to the extent located on the premises of any member of the Valvoline Group and (ii) the Ashland Global Group to the extent located on the premises of any member of the Ashland Global Group. Ashland Global hereby grants the Valvoline Group from the Separation Date a worldwide, transferable, perpetual, royalty-free, irrevocable (with right to sub-license), fully paid license to use any Ashland Global Memorabilia in documenting, memorializing and (if desired) marketing its history.

(l) Each of Ashland Global and Valvoline believes its respective Trademark Assets are sufficiently distinctive and different to ensure consumers will not be confused as to source or sponsorship, and each agrees to employ its reasonable best efforts to use its respective Trademark Assets in a manner that does not cause actual confusion or a likelihood of confusion as to source or sponsorship of its respective goods or services in its respective channels of trade.

If, despite Ashland Global’s and Valvoline’s reasonable best efforts, such actual confusion shall be brought to the attention of either such Party, the Parties agree to consult regarding steps to be taken to mitigate or correct such actual confusion.

(m) Each of Ashland Global and Valvoline shall be responsible for policing, protecting and enforcing its own Intellectual Property. Notwithstanding the foregoing, each of Ashland Global and Valvoline will promptly give notice to the other of any known, actual or threatened, use or infringement of any of the other Party’s Intellectual Property, including, without limitation, infringement of the other Party’s Trademark Assets, in each case for a period of five years after the Separation Date.

SECTION 9.02. Trade Secrets. All Trade Secrets included in the Valvoline Assets (“Valvoline Trade Secrets”) shall be in or shall be moved to the physical possession of the Valvoline Group in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) prior to or on the Separation Date. Within a commercially reasonable time after placing the Valvoline Trade Secrets within the Valvoline Group, Ashland Global shall destroy or shall have destroyed any form or copy of Valvoline Trade Secrets in the possession of Ashland Global or any members of its Group, other than Valvoline Trade Secrets that were electronically preserved or recorded by an electronic backup system prior to the Separation Date and remain within a secure, encrypted data backup system that is subject to industry practice defense, protection and access restriction measures. If any Valvoline Trade Secrets are discovered to remain in the possession of the Ashland Global Group after the Separation Date, Ashland Global shall destroy or shall have destroyed any form or copy of such Valvoline Trade Secrets as promptly as possible, and within no more than a commercially reasonable amount of time.

All Trade Secrets included in the Ashland Global Assets (“Ashland Global Trade Secrets”) shall be in or shall be moved to the physical possession of the Ashland Global Group in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) prior to or on the Separation Date. Within a commercially reasonable time after placing the Ashland Global Trade Secrets within the Ashland Global Group, Valvoline shall destroy or shall have destroyed any form or copy of Ashland Global Trade Secrets in the possession of Valvoline or any members of its Group, other than Ashland Global Trade Secrets that were electronically preserved or recorded by an electronic backup system prior to the Separation Date and remain within a secure, encrypted data backup system that is subject to industry practice defense, protection and access restriction measures. If any Ashland Global Trade Secrets are discovered to remain in the possession of the Valvoline Group after the Separation Date, Valvoline shall destroy or shall have destroyed any form or copy of such Ashland Global Trade Secrets as promptly as possible, and within no more than a commercially reasonable amount of time.

SECTION 9.03. Intellectual Property Cross License. The Parties acknowledge that through the course of a history of integrated operations they and the members of their respective Groups have each obtained knowledge of and access to Intellectual Property, including Trade Secrets, copyrighted content, proprietary know-how, and other Intellectual Property rights that are not governed expressly by this Agreement or any of the Ancillary Agreements or identified expressly in any of the schedules thereto (collectively, “Shared

Background IP”). With regard to this Shared Background IP, the Parties seek to ensure that each has the freedom to use such Shared Background IP in the future. Hence, as of the Separation Date, each Group hereby grants to the other Group a non-exclusive, royalty-free, fully-paid, perpetual, sublicenseable (through multiple tiers), worldwide license to use and exercise rights under any Shared Background IP (excluding Trademark Assets and the subject matter of any Ancillary Agreement) owned by such Group and used in the other Group’s businesses prior to the Separation Date solely for use of the same type, of the same scope, and to the same extent as used by such Group prior to the Separation Date, in connection with such Group’s businesses, including both internal business activities and distribution and sublicensing through multiple tiers carried out in the ordinary course of business. Such license shall be and is on an “as-is, where-is” basis, and each Group hereby expressly disclaims all representations and warranties of any type or nature, provided that the disclaimer set forth in this Section 9.03 is expressly limited to this Section 9.03 and does not limit, supersede or modify any other representation or warranty set forth elsewhere in this Agreement or any other Ancillary Agreement.

SECTION 9.04. Scope. The geographic scope of this Article IX shall be worldwide.

SECTION 9.05. Licenses; Assignments. Any license, assignment or other transfer of rights in the Ashland Global IP or the Valvoline IP to a third party shall be accompanied by the restrictions provided in this Article IX.

ARTICLE X

Further Assurances and Additional Covenants

SECTION 10.01. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, subject to Section 4.04, use reasonable best efforts, prior to, on and after the Separation Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, prior to, on and after the Separation Date, each Party shall cooperate with the other Party, without any further consideration, (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all Conveyancing and Assumption Instruments as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Governmental Approvals or other Consents required by Law or otherwise necessary or advisable under any ruling, judgment, Permit, license, agreement, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Separation, the Initial Public Offering, the Distribution or the Other Disposition, or to conduct the Valvoline Business or the Ashland Global Business, as each was conducted as of the Separation Date, from and after the Separation Date and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and any transfers of Assets or assignments and assumptions of Liabilities hereunder and the other transactions contemplated hereby.

(c) On or prior to the Separation Date, Ashland Global and Valvoline, in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Valvoline or any other Subsidiary of Ashland Global, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d) Prior to the Separation, if either Party identifies any commercial or other service that is needed to ensure a smooth and orderly transition of its business in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

(e) Prior to the Distribution Date, Valvoline will not, without the prior written consent of Ashland Global (which it may withhold in its sole and absolute discretion), issue (i) any shares of Valvoline Common Stock or any rights, warrants or options to acquire Valvoline Common Stock (including, without limitation, securities convertible into or exchangeable for Valvoline Common Stock) or (ii) any share of Valvoline Non-Voting Stock; provided that, regardless or whether or not Ashland Global shall have consented thereto, in no case shall any such issuance (after giving effect to such issuance and considering all the shares of Valvoline Common Stock acquirable pursuant to such rights, warrants and options that may be outstanding on the date of such issuance (whether or not then exercisable)), result in Ashland Global owning directly or indirectly less than the number of shares necessary to (x) constitute control of Valvoline within the meaning of Section 368(c) of the Code or (y) meet the stock-ownership requirements described in Section 1504(a)(2) of the Code (in each case, if the number 81 were substituted for the number 80 each time it appears in such sections).

ARTICLE XI

Termination

SECTION 11.01. Termination. This Agreement may be terminated by Ashland Global at any time, in its sole discretion, prior to the Separation.

SECTION 11.02. Effect of Termination. In the event of any termination of this Agreement prior to the Separation, neither Party (nor any of its directors or officers) shall have any Liability or further obligation to the other Party under this Agreement or the Ancillary Agreements.

ARTICLE XII

Miscellaneous

SECTION 12.01. Counterparts; Entire Agreement; Corporate Power. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b) This Agreement, the Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. If there is a conflict between any provision of this Agreement and any specific provision of an applicable Ancillary Agreement, such Ancillary Agreement shall control; provided that with respect to any Conveyancing and Assumption Instrument, this Agreement shall control unless specifically stated otherwise in such Conveyancing and Assumption Instrument.

(c) Ashland Global represents on behalf of itself and each other member of the Ashland Global Group, and Valvoline represents on behalf of itself and each other member of the Valvoline Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Separation Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

SECTION 12.02. Governing Law; Dispute Resolution; Jurisdiction. (a)This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(b) Unless otherwise set forth in this Agreement, in the event of any dispute arising under this Agreement between the Parties, either Party shall have a right to refer such dispute to the respective general counsels, and such general counsels shall attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute within 10 days of such dispute being referred to the general counsels, then either Party shall have a right to refer such dispute to the respective chief executive officers, and such chief executive officers shall attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute within 10 days of such dispute being referred to the chief executive officers as provided in this Section 12.02(b), then, subject to Section 6.07, each Party shall have the right to exercise any and all remedies available under law or equity with respect to such dispute.

(c) Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

(d) Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction, at any time, in order to prevent immediate and irreparable injury, less or damage on a provisional basis, pending the resolution of any dispute hereunder, including under Sections 12.02(b) or (c) hereof.

SECTION 12.03. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 12.03 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

SECTION 12.04. Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Ashland Global Indemnitee or Valvoline Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 12.05. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Ashland Global, to:

ASHLAND HOLDINGS INC.

50 E. RiverCenter Blvd.

Covington, KY 41011

Attn: Peter J. Ganz

e-mail: PGanz@ashland.com

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attn: Susan Webster and Thomas E. Dunn

e-mail: swebster@cravath.com, tdunn@cravath.com

Facsimile: (212) 474-3700

If to Valvoline, to:

VALVOLINE INC.

3499 Blazer Parkway

Lexington, KY 40509

Attn: Julie M. O’Daniel

e-mail: JMODaniel@valvoline.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 12.06. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 12.07. Publicity. Each of Ashland Global and Valvoline shall consult with the other, and shall, subject to the requirements of Section 7.08, provide the other Party the opportunity to review and comment upon, any press releases or other public statements in connection with the Separation, the Initial Public Offering, the Distribution or the Other Disposition or any of the other transactions contemplated hereby and any filings with any Governmental Authority or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the IPO Registration Statement, the Parties’ respective Current Reports on Form 8-K to be filed on the Distribution Date, the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)). Each Party’s obligations pursuant to this Section 12.07 shall terminate on the date on which such Party’s First Post-Distribution Report is filed with the Commission.

SECTION 12.08. Expenses. Ashland Global and Valvoline shall each bear the costs and expenses incurred or paid as of the Distribution Date in connection with the Separation, the Initial Public Offering and the Distribution or the Other Disposition, as applicable, for the services and to the financial, legal, accounting and other advisors set forth below their respective names on Schedule VII. Except as expressly set forth in this Agreement or in any Ancillary Agreement, all other third-party fees, costs and expenses paid or incurred in connection with the Separation, the Initial Public Offering and the Distribution or the Other Disposition, as applicable, will be paid by the Party incurring such fees or expenses, whether or not the Separation is consummated, or as otherwise agreed by the Parties in writing.

SECTION 12.09. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 12.10. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement shall survive the Separation, the Initial Public Offering and any Distribution or Other Disposition, as applicable, and shall remain in full force and effect.

SECTION 12.11. Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 12.12. Specific Performance. Subject to Section 4.04 and notwithstanding the procedures set forth in Article X, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 12.13. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 12.14. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule is attached, as applicable. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 12.13. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

SECTION 12.15. Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.15.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ASHLAND GLOBAL HOLDINGS INC.,

by
Name:
Title:

VALVOLINE INC.,

by
Name:
Title: